UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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WYNN RESORTS, LIMITED

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WYNN RESORTS, LIMITED

3131 Las Vegas Boulevard South

Las Vegas, Nevada 89109

(702) 770-7000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On Tuesday, May 17, 2011

To Our Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of Wynn Resorts, Limited, a Nevada corporation (the “Company”), will be held at Wynn Macau, Rua Cidade de Sintra, NAPE, Macau SAR, on May 17, 2011, at 3:30 p.m. (local time), for the following purposes (which are more fully described in the proxy statement, which is attached and made a part of this Notice):

1.	To elect the four directors named in the proxy statement, each to serve until the 2014 Annual Meeting of Stockholders and until his successor is elected and qualified;

2.	To approve the advisory resolution on executive compensation;

3.	To vote on the frequency of future advisory votes on executive compensation;

4.	To approve an amendment to our 2002 Stock Incentive Plan;

5.	To ratify the Audit Committee’s appointment of Ernst & Young LLP as the independent auditors for the Company and all of its subsidiaries for 2011;

6.	To consider a stockholder proposal regarding a director election majority vote standard, if properly presented at the Annual Meeting; and

7.	To consider and transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on March 25, 2011, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the Annual Meeting. A complete list of these stockholders will be available for inspection ten days prior to the Annual Meeting at the Company’s executive offices, located at 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109. On or about April 7, 2011, we mailed to our stockholders a notice containing instructions on how to access the proxy statement for our 2011 Annual Meeting, our 2010 annual report and to vote online. The notice also contains instructions on how you can receive a paper copy of your annual meeting materials, including this Notice, proxy statement and proxy card, should you wish.

All stockholders are cordially invited to attend the Annual Meeting in person. Stockholders of record as of the record date will be admitted to the Annual Meeting upon presentation of identification. Stockholders who own shares of the Company’s common stock beneficially through a bank, broker or other nominee will be admitted to the Annual Meeting upon presentation of identification and proof of ownership or a valid proxy signed by the record holder. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. Any other persons will be admitted at the discretion of the Company, as seating is limited.

Whether or not you plan to attend the Annual Meeting, you are encouraged to read the proxy statement and then cast your vote as promptly as possible in accordance with the instructions in the notice you received. Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting.

Unless you provide voting instruction to any bank, broker or other nominee that holds your shares, your shares may not be voted on most matters being considered at the Annual Meeting. Therefore, if your shares are held in the name of your broker, bank or other nominee, your vote is especially important this year.

By Order of the Board of Directors

Kim Sinatra

Secretary

Las Vegas, Nevada

April 7, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIAL FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 17, 2011

This proxy statement and our 2010 annual report on Form 10-K are available at http://www.wynnresorts.com under company information/annual meeting and related materials

PROXY STATEMENT

WYNN RESORTS, LIMITED

3131 Las Vegas Boulevard South

Las Vegas, Nevada 89109

PROXY STATEMENT

General Information

This proxy statement is furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of Wynn Resorts, Limited (“Wynn Resorts,” “we” or the “Company”), for use at the Company’s Annual Meeting of Stockholders on May 17, 2011 (the “Annual Meeting”) to be held at Wynn Macau, Rua Cidade de Sintra, NAPE, Macau SAR, at 3:30 p.m. (local time) and at any adjournment or postponement of that meeting. Matters to be considered and acted upon at the Annual Meeting are set forth in the Notice of Annual Meeting of Stockholders accompanying this proxy statement and are more fully outlined herein. Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are furnishing proxy materials to our stockholders via the internet, instead of mailing printed copies of those materials to each stockholder. On or about April 7, 2011, we mailed to our stockholders a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice of Internet Availability also instructs you as to how you may access your proxy card to vote through the internet or telephonically. This electronic access process is designed to expedite stockholders’ receipt of proxy materials, lower the costs of our annual meeting and help to conserve natural resources. However, if you would prefer to receive a printed copy of our proxy materials, and a paper proxy card, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

The Board of Directors believes that the election of the director nominees named herein in Proposal 1, approval of the Company’s advisory resolution on executive compensation in Proposal 2, approval of an amendment to our 2002 Stock Incentive Plan in Proposal 4 and ratification of Ernst & Young LLP in Proposal 5 are in the best interests of the Company and its stockholders and recommends a vote FOR each of these matters. The Board of Directors believes that the stockholder proposal regarding a director election majority vote standard in Proposal 6 is not in the best interest of the Company and its stockholders and therefore recommends a vote AGAINST this matter. The Board of Directors is not making a recommendation related to the frequency of future advisory votes on executive compensation in Proposal 3.

Revocability of Proxies

Any stockholder of record giving a proxy may revoke it by voting at the Annual Meeting or, at any time prior to its exercise at the Annual Meeting by sending a written or other transmission revoking it, or by executing and delivering another proxy bearing a later date, to the Secretary of the Company at the Company’s Executive Offices located at 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109. Please note, however, that if your shares are held of record by a broker, bank or other nominee, you must contact that person if you wish to revoke previously given voting instructions. Attendance at the Annual Meeting in and of itself does not revoke a prior proxy.

Voting and Solicitation

Shares represented by duly executed and unrevoked proxies will be voted at the Annual Meeting in accordance with the specifications made therein by the stockholders. If no specification is made, shares represented by duly executed and unrevoked proxies will be voted FOR the election as directors of all nominees listed herein, FOR the approval of the advisory resolution on executive compensation, FOR the approval of an amendment to our 2002 Stock Incentive Plan, FOR the ratification of Ernst & Young LLP as the Company’s independent auditors, AGAINST the stockholder proposal regarding a director election majority vote standard, and in the discretion of the persons voting the respective proxies with respect to any other matter that may properly come before the Annual Meeting. If no voting instructions are given with respect to the future frequency of advisory votes on executive compensation, the shares will not be voted on that matter.

The cost of preparing, assembling and mailing proxy materials will be borne by the Company. Directors, executive officers and other employees may also solicit proxies by mail, telephone, electronic communication or in person, but will not receive any special compensation. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners.

At the close of business on March 25, 2011, the record date for determining stockholders entitled to vote at the Annual Meeting, 124,673,158 shares of the Company’s common stock, $.01 par value, were outstanding. Each stockholder is entitled to one vote for each share of common stock held of record on that date on all matters presented at the Annual Meeting. A plurality of the votes cast in person or by proxy at the Annual Meeting is required for the election of the director nominees. Under Nevada law, shares as to which a stockholder withholds voting authority in the election of directors and broker non-votes will not be counted as voting thereon and therefore will not affect the election of the nominees receiving a plurality of the votes cast. However, those shares will be counted for purposes of determining whether there is a quorum. A broker non-vote occurs when a bank, broker or other nominee does not have authority to vote on a particular item without instructions from the beneficial owner and has not received instructions. For each other item to be acted upon at the Annual Meeting, the item will be approved if the number of votes cast in favor of the item by the stockholders entitled to vote represents a majority of the votes cast on the item. Abstentions and broker non-votes will not be counted as votes cast on an item and therefore will not affect the outcome of these proposals, although they are counted for purposes of determining whether there is a quorum.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company’s Second Amended and Restated Articles of Incorporation (the “Articles”) and Fourth Amended and Restated Bylaws, as amended (the “Bylaws”), require that the number of directors on the Board of Directors be not less than one nor more than thirteen. Presently, the Board of Directors is set at 12 directors and is divided into three classes. Class I includes Linda Chen, John A. Moran, Marc Schorr and Elaine P. Wynn, whose terms expire in 2012. Class II consists of Stephen A. Wynn, Ray R. Irani, Alvin V. Shoemaker and D. Boone Wayson, whose terms expire in 2013. Class III consists of Russell Goldsmith, Robert J. Miller, Kazuo Okada, and Allan Zeman, whose terms expire in 2011. At each annual meeting, the terms of one class of directors expire. Each director nominee is elected to the Board of Directors for a term of three years and until his successor is elected and qualified.

At the Annual Meeting, four Class III directors are to be elected, each to serve until the 2014 Annual Meeting of Stockholders and until his successor is elected and qualified, or until such director’s earlier death, resignation or removal. The persons designated as proxies will have discretion to cast votes for other persons in the event any nominee for director is unable to serve. At present, it is not anticipated that any nominee will be unable to serve.

At the recommendation of the Nominating and Corporate Governance Committee, the Board is nominating the following four directors for re-election as Class III directors:

➢	Russell Goldsmith

➢	Robert J. Miller

➢	Kazuo Okada

➢	Allan Zeman

Biographical and other information concerning these directors and the other directors serving on the Board is set forth below.

The election of directors will be decided by the affirmative vote of a plurality of the votes cast at the Annual Meeting.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES LISTED ABOVE.

Director Biographies and Qualifications

Set forth below is biographical information regarding the directors who have been nominated for election at the Annual Meeting and the directors whose terms do not expire this year. Also included are key skills and qualifications of our directors supporting their service as a director, in light of the Company’s business and structure.

Class III Directors (Terms expire at the 2011 Annual Meeting of Stockholders)

Russell Goldsmith.    Mr. Goldsmith, 61, has served as a director of the Company since May 2008. Mr. Goldsmith has served as Chief Executive Officer of City National Bank, a provider of a wide range of banking, investing and trust services, since 1995. Additionally, he has served as Chief Executive Officer and either President or Vice Chairman of its publicly held parent company, City National Corporation, since 1995. He has been a director of both the bank and its parent company since 1978. Mr. Goldsmith also serves on the Federal Reserve Board’s 12-member Federal Advisory Council, representing the Twelfth Federal Reserve District.

Mr. Goldsmith brings current insight and deep financial expertise to our Board. His service on the Federal Reserve Board’s Advisory Council has brought additional perspective on the macroeconomic and public policy issues facing our Company.

Robert J. Miller.    Governor Miller, 65, has served as a director of the Company since October 2002. In June 2010, he founded Robert J. Miller Consulting, a company that provides assistance in establishing relationships with and building partnerships between private and government entities on the local, state, national and international level. Governor Miller also currently serves as a Senior Advisor to Dutko Worldwide, a multidisciplinary governmental affairs strategy and management firm. Governor Miller was a partner of the Nevada law firm of Jones Vargas from 2000 – 2005. He was a partner in Miller & Behar Strategies from January 2003 to August 2007 and has been a partner in Nevada Rose, LLC since November 2004. From January 1989 until January 1999, Governor Miller served as Governor of the State of Nevada, and, from 1987 to 1989, he served as Lieutenant Governor of the State of Nevada. Governor Miller also serves as a director at International Game Technology (IGT).

Governor Miller’s extensive experience in Nevada and federal politics brings unique expertise and insight into state regulatory and public policy issues that directly impact the Company’s operations. In addition, his legal background and service as Chair of the Company’s Compliance Committee and as Compliance Director is an important element of maintaining our regulatory structure and probity.

Kazuo Okada.    Mr. Okada, 68, has served as Vice Chairman of the Board of the Company since October 2002. Mr. Okada also serves as a member of the Board of Directors of Wynn Macau, Limited, a majority owned subsidiary of the Company. In 1969, Mr. Okada founded Universal Lease Co. Ltd., which became Aruze Corp. in 1998. In November 2009, the name of Aruze Corp. was changed to Universal Entertainment Corp. which is a Japanese manufacturer of pachislot and pachinko machines, amusement machines, and video games. Universal has been issued a manufacturer license by the Nevada Gaming Commission. The Nevada Gaming Commission has also approved Universal’s suitability as the 100% shareholder for a subsidiary, Aruze USA, Inc. Aruze USA has been found suitable by the Nevada Gaming Commission as a major shareholder of the Company. Mr. Okada currently serves as Director and Chairman of the Board of Universal and as Director, President, Secretary and Treasurer of Aruze USA. Aruze Gaming America, Inc. is privately owned by Mr. Okada and holds manufacturer, distributor, and operator licenses from the Nevada Gaming Commission. Mr. Okada also serves as Director, President, Secretary and Treasurer of Aruze Gaming America, Inc.

Mr. Okada, a founding stockholder along with Mr. Wynn, as well as the Company’s Vice Chairman, brings an international perspective that is essential to the Company’s strategic vision. In addition, his primary business as a manufacturer and developer of gaming equipment adds significant value to our operations.

Allan Zeman.    Mr. Zeman, 62, has served as a director of the Company since October 2002. He is also Vice Chairman and a member of the Board of Directors of Wynn Macau, Limited, a majority owned subsidiary of the Company. Mr. Zeman has been chairman of Lan Kwai Fong Holdings Limited, a company engaged in property investment and development in Hong Kong, since July 1996. Mr. Zeman is also chairman of Ocean Park, a major theme park in Hong Kong and serves on the Board of Directors of Pacific Century Premium Developments Limited (since 2004), Tsim Sha Tsui Properties Limited (since 2004) and Sino Land Company Limited (since 2004). In 2001, he was appointed a Justice of the Peace in Hong Kong and, in 2004, he was awarded the Gold Bauhinia Star by the Chief Executive of Hong Kong.

Mr. Zeman, a Hong Kong citizen and successful Hong Kong entrepreneur, has been a guiding force in the development of our Macau operations and the continued operation and strategic focus of Wynn Macau. His extensive knowledge of the Company’s background, development and marketing strategy in Asia contribute to the Board’s oversight of these aspects of the Company’s operations.

Directors Continuing in Office

Class I Directors (Terms expire at the 2012 Annual Meeting of Stockholders)

Linda Chen.    Ms. Chen, 44, has served as a director of the Company since October 2007. Ms. Chen serves as the President of Wynn International Marketing, Limited, a wholly-owned indirect subsidiary of the Company, a position she has held since January 2005. In addition, Ms. Chen is the Chief Operating Officer of Wynn Resorts (Macau), S.A., a role she has served in since June 2002, and is a member of the Board of Directors of Wynn Macau, Limited, a majority owned subsidiary of the Company. Ms. Chen is responsible for managing the Company’s global marketing efforts and is involved in operations and strategic development of Wynn Macau. Ms. Chen is also a member of the Nanjing Committee of the Chinese People’s Political Consultative Conference (Macau).

Ms. Chen’s insight and experience as the primary marketing executive for the Company contribute to the Board’s ability to evaluate and make informed decisions that affect our operations. Ms. Chen’s experience becomes ever more important to the Company and its stockholders as the percentage of the Company’s operational revenue and profits generated from its Macau operations increases.

John A. Moran.    Mr. Moran, 78, has served as a director of the Company since October 2002. Mr. Moran is the retired Chairman of the Dyson-Kissner-Moran Corporation. Dyson-Kissner-Moran is a private holding company headquartered in New York City whose international portfolio of companies in over 20 countries has included business engaged in manufacturing, retailing, distribution, financial services, and real estate development. During his business career, Mr. Moran has served as a Director of over 30 corporations and philanthropic organizations. Mr. Moran serves as a Director of the John A. Moran Eye Center at the University of Utah; a Trustee of the George and Barbara Bush Endowment for Innovative Cancer Research at M.D. Anderson Cancer Center at the University of Texas; and an Honorary Trustee of the Metropolitan Museum of Art in New York City.

With his extensive knowledge of the Company’s background, development and financing arrangements and his experience with financing and in the equity markets, Mr. Moran provides the Board insight that is important to its oversight of the Company’s financial structure. His guidance in the evaluation of capital deployment and management of the Company’s balance sheet is especially valuable. In addition, he brings to the Board experience in political and public policy matters.

Marc D. Schorr.    Mr. Schorr, 63, serves as Chief Operating Officer of the Company, a position he has held since June 2002. In 2010, Mr. Schorr was elected to the Board of Directors of the Company. He has served as a non-executive Director of Wynn Macau, Limited since September 2009 and is also an officer of several of the Company’s other subsidiaries.

When electing Mr. Schorr to the Board of Directors, the electing directors considered his 40 years of operating experience, particularly his marketing expertise and ability to address cost structure. These qualifications have been particularly valuable to the Company as we have navigated the difficult economic environment of the past several years. In addition, Mr. Schorr brings first hand operational knowledge to the Board, enhancing their ability to oversee the operations of the Company.

Elaine P. Wynn.    Ms. Wynn, 68, has served as a director of the Company since October 2002. Since 1995 Elaine Wynn has co-chaired the Greater Las Vegas After-School All-Stars. She is the founding Chairperson of Communities-in-Schools of Nevada, and in 2009, was appointed as Chairperson of the National Board of Communities in Schools. In 2010, Elaine Wynn was appointed as a trustee of the Kennedy Center for the Performing Arts. Elaine Wynn is the former wife of Stephen A. Wynn.

Ms. Wynn’s experience in the development and operation of the Company’s properties combined with her significant community and philanthropic contributions provide significant guidance to the Board.

Class II Directors (Terms expire at the 2013 Annual Meeting of Stockholders)

Stephen A. Wynn.    Mr. Wynn, 69, has served as Chairman of the Board and Chief Executive Officer of the Company since June 2002. Mr. Wynn also serves as the Chairman and Chief Executive Officer of Wynn Macau, Limited, a majority owned subsidiary of the company and as an officer and/or director of several of our subsidiaries. Since December 2010, Mr. Wynn has served as an outside director of Monaco QD International Hotels and Resort Management.

Mr. Wynn is the founder and creative and organizational force of Wynn Resorts. Mr. Wynn’s 40 years of experience in the industry has contributed to his brand name status as the preeminent designer, developer and operator of destination casino resorts. Mr. Wynn’s involvement with our casino resorts provides a distinct advantage over other gaming enterprises. As founder, Chairman and Chief Executive Officer, he has a unique perspective into the operations and vision for the Company. Mr. Wynn’s senior leadership experience also enables him to provide insight and guidance and to assess and respond to situations encountered in serving on the Company’s Board.

Dr. Ray R. Irani.    Dr. Ray R. Irani, 76, has served as a director of the Company since October 2007. Dr. Irani is Chairman and Chief Executive Officer of Occidental Petroleum Corporation, an international oil and gas exploration and production company as well as a major North American chemical manufacturer, a position he has held since 1990. He joined Occidental in 1983 as Chief Executive Officer and Chairman of Occidental Chemical Corporation, an Occidental subsidiary. Prior to joining Occidental, Dr. Irani served as President and Chief Operating Officer of Olin Corporation. Dr. Irani is a Director of the American Petroleum Institute, and The TCW Group, Inc. He is a Trustee of the University of Southern California and is Co-Chairman of the Board of the American University of Beirut, and also serves on the Board of Governors of Town Hall and the World Affairs Council. Dr. Irani is a member of the American Chemical Society, The Conference Board, the Council on Foreign Relations, the National Petroleum Council, and The Scientific Research Society of America. He also serves on the Advisory Board of RAND’s Center for Middle East Public Policy.

After the opening of Wynn Macau in 2006, the Company sought additional representation on the Board by executives with experience in managing international operations and with keen insight into international relations, which are of increasing importance to the Company. Dr. Irani was elected to the Board of Directors in 2007 as a result of his extensive international experience gained from serving as the long time Chairman and Chief Executive Officer of Occidental Petroleum Corporation, an international oil and gas exploration and production company with operations throughout the world.

Alvin V. Shoemaker.    Mr. Shoemaker, 72, has served as a director of the Company since December 2002. Mr. Shoemaker is currently retired and was the Chairman of the Board of First Boston Inc. and First Boston Corp. from April 1983 until his retirement in January 1989, at the time of its sale to Credit Suisse Bank. Mr. Shoemaker is a member of the board of directors of Frontier Bank, Western Community Bank Shares, and Huntsman Chemical Co.

Mr. Shoemaker has served on the Board of Directors of the Company since its formation in 2002. With his extensive knowledge of the Company’s background, development and financing arrangements and his deep experience as a financial executive serving as the Chairman of First Boston, Mr. Shoemaker contributes to the Board’s oversight of the Company’s financial matters. Mr. Shoemaker’s experience in this respect has been especially valuable to the Company during the recent financial crisis, and enables him to provide strong leadership.

D. Boone Wayson.    Mr. Wayson, 58, has served as a director of the Company since August 2003. Mr. Wayson has been a principal of Wayson’s Properties, Incorporated, a real estate development and holding company, since 1970. He also serves as an officer and/or director of other real estate and business ventures.

Mr. Wayson’s experience in the real estate and gaming businesses contributes to the Board’s ability to assess and oversee these critical aspects of the Company’s business and to provide insights to the Company’s operations. Mr. Wayson has extensive operational experience in the casino finance area beginning as casino controller and ultimately managing a resort casino property in Atlantic City, N.J. The Board is benefited by Mr. Wayson’s first hand experience in operations and utilizes his knowledge of the business, especially in the finance and marketing areas, to identify, manage and monitor risk.

PROPOSAL NO. 2

ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

We are asking stockholders to approve an advisory resolution on the Company’s executive compensation as reported in this proxy statement. Our executive compensation programs are designed to support the Company’s long-term success.

We urge stockholders to read the “Compensation Discussion and Analysis” beginning on page 30 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and related compensation tables and narrative, beginning on page 37, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has supported and contributed to the Company’s success.

In accordance with recently adopted Section 14A of the Exchange Act of 1934, as amended (the “Exchange Act”) and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the stockholders of Wynn Resorts, Limited (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in the Proxy Statement for the Company’s 2011 Annual Meeting of Stockholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee will review and consider the voting results when evaluating our executive compensation program.

OUR BOARD OF DIRECTORS UNANIMOULSY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

PROPOSAL NO. 3

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.

In Proposal No. 2 above, we are asking stockholders to vote on an advisory resolution on executive compensation, and we will provide this type of advisory vote at least once every three years. Pursuant to recently adopted Section 14A of the Exchange Act, in this Proposal No. 3 we are asking stockholders to vote on whether future advisory votes on executive compensation should occur every year, every two years or every three years.

After careful consideration, the Board of Directors believes that future advisory votes on executive compensation should occur every three years (triennially). We believe that this frequency is appropriate for a number of reasons. Most significantly, our compensation programs are designed to reward long-term performance. We encourage our stockholders to evaluate our executive compensation programs and our corporate performance over a multi-year horizon. In addition, we believe that a triennial advisory vote on executive compensation reflects the appropriate time frame for the Compensation Committee and the Board of Directors to evaluate the results of the most recent advisory vote on executive compensation, to develop and implement any adjustments to our executive compensation programs that may be appropriate in light of a past advisory vote on executive compensation, and for stockholders to see and evaluate the Compensation Committee’s actions in context.

The Board of Directors is aware that some have expressed support of conducting an annual advisory vote on executive compensation. However, we have in the past and will in the future continue to be engaged with our stockholders on a number of topics and in a number of forums. Thus, we view the advisory vote on executive compensation as an additional, but not exclusive, means for our stockholders to communicate with us regarding their views on the Company’s executive compensation programs. Also, because our executive compensation programs are designed to operate over the long-term and to enhance long-term performance, we are concerned that an annual advisory vote on executive compensation could lead to a near-term perspective inappropriately bearing on our executive compensation programs.

We understand that our stockholders may have different views as to what is an appropriate frequency for advisory votes on executive compensation, and we will carefully review the voting results. Stockholders will be able to specify one of four choices for this proposal on the proxy card: three years, two years, one year or abstain. This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board of Directors. Notwithstanding the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

OUR BOARD OF DIRECTORS DOES NOT MAKE A RECOMMENDATION REGARDING THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.

PROPOSAL NO. 4

AMENDMENT TO 2002 STOCK INCENTIVE PLAN

The Company’s stockholders are being asked to approve an amendment to the Company’s 2002 Stock Incentive Plan, as amended (the “2002 Plan”) to remove the provision from section 4(b)(ii) of the 2002 Plan that states “the Administrator shall have no authority to grant an Option or Stock Award to any Employee, Consultant or Director who owns more than five percent of the issued and outstanding Common Stock.” The 2002 Plan was originally adopted by the Company’s board of directors in September 2002 and was last amended at the 2010 Annual Meeting of Stockholders.

As of March 1, 2011, there were 4,177,286 shares remaining available for option grants and other awards under the 2002 Plan. The Company’s Board of Directors believes that it is necessary to remove the restriction on granting options and stock awards to employees, consultants and directors who own more than five percent of the issued and outstanding common stock under the 2002 Plan to enable the Company to continue using equity incentives to attract and retain highly qualified individuals who, by virtue of their ability and qualifications, make important contributions to the Company and that this amendment to the 2002 Plan is in the best interest of the Company. As of March 25, 2011, the fair market value of a share of the Company’s common stock was $127.03, measured at the closing sale price of the Company’s common stock on that date as reported by NASDAQ Global Select Market.

Summary of 2002 Plan

The principal terms of the 2002 Plan, as proposed to be amended, are summarized below. In addition to the amendment described above that stockholders are being asked to approve, the Board of Directors intends to amend the 2002 Plan to provide for the grant of Stock Appreciation Rights, which generally will be subject to the same terms and conditions applicable to stock options under the 2002 Plan, and to provide for the grant of Stock Units, which generally will be subject to the same terms and conditions applicable to Stock Awards under the 2002 Plan. This summary does not purport to be complete, and is subject to, and qualified by reference to, all provisions of the 2002 Plan, a copy of which is attached to this proxy statement as Appendix A with the proposed amendments marked. Stockholders are being asked to approve the amendment to section 4(b)(ii), which is described above, as the other amendments are administrative and operate only to permit forms of awards that are essentially the same equity vehicles as the forms of awards currently authorized under the 2002 Plan. Any capitalized term not defined in this summary shall have the same meaning given to it in the 2002 Plan.

Purpose.    The purposes of the 2002 Plan are to (a) attract and retain the best available personnel for positions of substantial responsibility; (b) provide additional incentive to selected key employees, consultants and directors; and (c) promote the success of the Company’s business.

Administration.    The 2002 Plan is administered by the Compensation Committee. Subject to the express provisions of the 2002 Plan, the Plan Administrator has broad authority to designate recipients of awards, determine the terms and provisions of awards (including the price, expiration date, vesting schedule and terms of exercise), approve forms of award agreements, accelerate the vesting or exercisability of awards, construe and interpret the terms of the 2002 Plan, prescribe, amend and rescind rules and regulations relating to the 2002 Plan and make all other determinations it considers necessary or advisable for administering the 2002 Plan. All decisions, determinations and interpretations by the Compensation Committee regarding the 2002 Plan will be final and binding on all award holders.

Participants.    Any person who is an employee, consultant or director of the Company or of any parent or subsidiary will be eligible for selection by the Plan Administrator for the grant of awards under the 2002 Plan, subject to the proposed amendment removing a provision which restricts grants to participants who are greater than five percent stockholders. Options intended to qualify as “incentive stock options” (“ISOs”) within the meaning of Section 422 of the Internal Revenue Code of 1986 (the “Code”) only may be granted to employees of the Company or certain subsidiaries. Although all of our more than 12,500 employees and 9 non-employee directors would qualify to participate in the 2002 Plan, in practice fewer than 250 employees and non-employee directors have received stock awards.

Shares Subject to the 2002 Plan and to Awards.    The 2002 Plan authorizes the issuance of awards of up to 12,750,000 shares of the Company’s common stock, of which 4,177,286 shares remained available for issuance as of March 1, 2011. Of the 12,750,000 shares from the 2002 Plan, 4,012,900 shares are subject to awards that have been issued and were outstanding (unexercised or unvested) as of March 1, 2011. The following shares will become available for future grant under the 2002 Plan: (a) shares subject to options that expire or become unexercisable without being exercised in full; (b) shares surrendered pursuant to any option exchange program (which, as amended, would be subject to stockholder approval); and (c) shares subject to stock awards that are cancelled or surrendered or expire without being received in full. Shares repurchased by the Company that were issued pursuant to the exercise of an option or grant of a stock award will not be available for future grant under the 2002 Plan. The shares issued pursuant to awards granted under the 2002 Plan may be shares that are authorized and unissued or issued shares that were reacquired by the Company. Subject to certain adjustments, the aggregate number of shares subject to options granted under the 2002 Plan during any fiscal year to any one participant will not exceed 1,500,000.

Option Awards.    Subject to the terms of the 2002 Plan, the Plan Administrator is authorized to make awards of stock options (both ISOs and options that are not intended to qualify as ISOs, nonqualified stock options (“NQSOs”)) on such terms and conditions as the Plan Administrator determines. The Plan Administrator will establish the exercise price per share under each option, which, in the case of ISOs or NQSOs intended to qualify as “performance-based compensation” under Section 162(m) of the Code, will not be less than the fair market value (or 110% of the fair market value in the case of ISOs granted to employees who, at the time the ISO is granted, own stock representing more than 10% of the voting power of all classes of capital stock of the Company or any parent or subsidiary of the Company) of a share on the date the option is granted.

The Plan Administrator will establish the term of each option, which in no case may exceed a period of ten (10) years from the date of grant (or five (5) years in the case of ISOs granted to employees who, at the time the ISO is granted, own stock representing more than 10% of the voting power of all classes of capital stock of the Company or any parent or subsidiary of the Company). The Plan Administrator will determine any conditions that must be satisfied before the option may be exercised. The Plan Administrator will determine the acceptable form of consideration for exercising an option, which may consist of cash, a promissory note, shares of the Company’s common stock, proceeds from the sale of shares underlying the options and any other method of payment permitted by applicable laws.

Unless the Plan Administrator determines otherwise: (a) upon termination of employment other than due to death, disability or termination for cause, participants may continue to exercise their options for ninety (90) days (or until the expiration date of the option, if earlier) to the extent that they were exercisable upon the date of termination; (b) upon death or disability, participants (or their estates or beneficiaries in the case of death) may continue to exercise their options for twelve (12) months (or until the expiration date of the option, if earlier) to the extent that they were exercisable upon the date of such event; and (c) upon termination of employment for cause, all options (including any vested options) will be forfeited.

The Board of Directors intends to amend the 2002 Plan to authorize the grant of Stock Appreciation Rights, either on a stand-alone basis or in tandem with stock options, and would allow stock options to be exercised through “net settlements” so that upon exercise of such awards the Company could issue a number of shares based on the excess of the market price of the Company’s stock over the exercise price of the option or Stock Appreciation Right. Stock Appreciation Rights otherwise would be subject to the same terms and conditions applicable to stock options under the 2002 Plan. Unless approved by stockholders and except for certain adjustments in connection with a change in the Company’s capitalization, the 2002 Plan does not permit the Plan

Administrator to “reprice” any options or Stock Appreciation Rights, reduce the exercise price of outstanding options or Stock Appreciation Rights or cancel outstanding options or Stock Appreciation Rights with an exercise price above the market price in exchange for cash or new awards with a lower exercise price.

Stock Awards.    Subject to the terms of the 2002 Plan, the Plan Administrator is authorized to grant stock awards under which shares are issued subject to such restrictions, terms, and conditions as the Plan Administrator determines. The Board of Directors intends to amend the 2002 Plan to permit Stock Awards to be granted in the form of Stock Units, subject to such restrictions, terms and conditions as the Plan Administrator determines. The Plan Administrator may impose restrictions on stock awards and may waive the restricted period and any other terms, conditions or restrictions on the award. Unless otherwise determined by the Plan Administrator, participants holding stock awards granted under the 2002 Plan may exercise full voting rights with respect to any shares issued underlying the stock awards during the period of restriction, and shares issued underlying stock awards will be entitled to receive all dividends paid with respect to those shares; provided, however, that dividends or distributions paid with respect to any unvested shares will be subject to forfeiture until the underlying shares have vested. In addition, the Plan Administrator will specify whether dividends or dividend equivalent amounts are paid or accrued with respect to shares subject to any Stock Unit and may provide that such dividends are credited in the form of additional Stock Units subject to the same terms and conditions as the Stock Unit award.

Amendment and Termination.    The Board of Directors may amend, alter, suspend or terminate the 2002 Plan, except that the Company will obtain stockholder approval for any amendment that increases the maximum number of shares for which awards may be granted under the 2002 Plan or to the extent necessary and desirable to comply with Section 422 of the Code, NASDAQ requirements, or other applicable laws. In addition, no amendment, alteration, suspension or termination of the 2002 Plan may impair the rights of holders of outstanding awards without their consent.

Corporate Transaction.    Upon the consummation of a Change of Control (which includes a merger, reorganization or sale of substantially all of the Company’s assets), the Plan Administrator may, in its discretion, do one or more of the following: (a) shorten the period during which options are exercisable (provided they remain exercisable for at least thirty (30) days following the date notice of such shortening is given to the participants); (b) accelerate the vesting schedule to which outstanding awards are subject; (c) arrange to have the surviving or successor entity or any parent entity thereof assume outstanding stock awards and options or grant replacement options with appropriate adjustments in the terms thereof; or (d) cancel outstanding awards upon payment to the participants in cash with respect to each award to the extent then exercisable or vested (including, if applicable, awards as to which the vesting schedule has been accelerated) in an amount equivalent to the excess of the then fair market value of the common stock over the exercise price of the option and, with respect to each vested stock award, the then fair market value of the stock subject to the award. Upon the Company’s dissolution or liquidation, unexercised options and unvested stock awards will terminate immediately prior such event; provided, however, that the Plan Administrator may, in its discretion, accelerate the vesting of outstanding awards prior to such termination and give participants the right to exercise their options.

Adjustments.    If the outstanding shares of the Company’s common stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities of the Company or a successor, or for other property, through a reorganization, recapitalization, reclassification, stock combination, stock dividend, stock split, reverse stock split, spin off or other similar transaction, the Plan Administrator will make an appropriate and proportional adjustment in the: (a) maximum number and kind of shares as to which options and stock awards may be granted under the 2002 Plan; and (b) number and kind of shares subject to outstanding awards under the 2002 Plan.

Transferability.    Unless the Plan Administrator determines otherwise, options may not be sold, transferred, pledged, assigned, hypothecated, transferred or otherwise disposed of by a participant other than by will or the laws of descent and distribution, and may be exercisable only by the participant during his or her lifetime. To the extent permitted by the Plan Administrator, NQSOs may be assigned pursuant to a qualified domestic relations order or to certain family members.

No Right to Company Employment.    Nothing in the 2002 Plan or an award agreement will interfere with or limit in any way the right of the Company to terminate any participant’s employment, service on the Board or service for the Company at any time with or without cause, nor will the 2002 Plan or an award itself confer upon any participant any right to continue his or her employment or service with the Company.

Compliance with Law.    The issuance of shares pursuant to an award under the 2002 Plan will be subject to compliance with all applicable laws and approval by the Company’s counsel with respect to such compliance. The Company may impose such restrictions on shares issued pursuant to awards under the 2002 Plan and request the participant to provide such assurance and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable laws.

Effective Date and Termination of the 2002 Plan.    The 2002 Plan was adopted by the Board of Directors on September 10, 2002 and will continue in effect for 20 years following such date, unless terminated earlier in accordance with its terms.

Federal Income Tax Treatment

The following tax discussion is a general summary as of the date of this proxy statement of the U.S. federal income tax consequences to the Company and the participants in the 2002 Plan. The discussion is intended solely for general information and does not make specific representations to any participant. The discussion does not address state, local or foreign income tax rules or other U.S. tax provisions, such as estate or gift taxes. A recipient’s particular situation may be such that some variation of the basic rules is applicable to him or her. In addition, the federal income tax laws and regulations frequently have been revised and may be changed again at any time. Therefore, each recipient is urged to consult a tax advisor before exercising any award or before disposing of any shares acquired under the plan both with respect to federal income tax consequences as well as any foreign, state or local tax consequences.

Stock Options.    ISOs and NQSOs are treated differently for federal income tax purposes. ISOs are intended to comply with the requirements of Section 422 of the Code. NQSOs do not comply with such requirements.

An optionee is not taxed on the grant or exercise of an ISO. The difference between the exercise price and the fair market value of the shares on the exercise date will, however, be a preference item for purposes of the alternative minimum tax. If an optionee holds the shares acquired upon exercise of an ISO until the later of two years following the option grant date and one year following exercise, the optionee’s gain, if any, upon a subsequent disposition of such shares is long term capital gain. The measure of the gain is the difference between the proceeds received on disposition and the optionee’s basis in the shares (which generally equals the exercise price). If an optionee disposes of stock acquired pursuant to exercise of an ISO before satisfying these holding periods, the optionee will recognize ordinary income in the year of disposition an amount equal to the excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares), over the exercise price paid for the shares, and capital gain or loss for any other difference between the sale price and the exercise price. The Company is not entitled to an income tax deduction on the grant or exercise of an ISO or on the optionee’s disposition of the shares after satisfying the holding period requirement described above. If the holding periods are not satisfied, the Company will be entitled to a deduction in the year the optionee disposes of the shares in an amount equal to the ordinary income recognized by the optionee.

In order for an option to qualify for ISO tax treatment, the grant of the option must satisfy various other conditions more fully described in the Code. The Company does not guarantee that any option will qualify for ISO tax treatment even if the option is intended to qualify for such treatment. In the event an option intended to be an ISO fails to so qualify, it will be taxed as an NQSO, as described below.

An optionee is not taxed on the grant of an NQSO. On exercise, the optionee recognizes ordinary income equal to the difference between the exercise price and the fair market value of the shares acquired on the date of exercise. The Company is entitled to an income tax deduction in the year of exercise in the amount recognized by the optionee as ordinary income. The optionee’s gain (or loss) on subsequent disposition of the shares is long-term capital gain (or loss) if the shares are held for at least one year following exercise, and otherwise is short-term capital gain (or loss). The Company does not receive a deduction for any such capital gain. The tax treatment of Stock Appreciation Rights is comparable to that of an NQSO.

Stock Awards.    Grantees of unvested stock awards generally do not recognize income at the time of the grant. When the award vests or is paid, grantees generally recognize ordinary income in an amount equal to the fair market value of the stock or units at such time, and the Company will receive a corresponding deduction. Dividends (if any) paid with respect to unvested stock awards generally will be taxable as ordinary income to the participant at the time the dividends are received. Grantees of vested stock awards generally are required to recognize ordinary income at the time of grant in an amount equal to the excess of the fair market value of the shares on the date the shares are granted over the purchase price (if any) paid for the shares.

Company Deduction and Section 162(m).    In all the foregoing cases, the Company will be generally entitled to a deduction at the same time and in the same amount as the participant recognizes ordinary income, subject to certain limitations. Among these limitations is Section 162(m) of the Code. Certain performance-based compensation is not subject to the Section 162(m) limitation on deductibility. Stock options and stock awards can qualify for this performance-based exception if they meet the requirements set forth in Section 162(m) and the Treasury Regulations promulgated thereunder. The 2002 Plan has been drafted to allow, but not require, compliance with those performance-based criteria for stock options, but not for stock awards.

New Plan Benefits

The benefits that will be awarded or paid under the 2002 Plan are not currently determinable. Awards granted under the 2002 Plan are within the discretion of the Compensation Committee, and the Compensation Committee has not determined future awards or who might receive them.

Existing Plan Benefits

The following table sets forth information with respect to options and other awards granted under the 2002 Plan during 2010:

Name	Number of Shares Covered by Awards
Stephen A. Wynn	—
Marc D. Schorr	—
Matt Maddox	—
Linda Chen	—
Kim Sinatra	—
All current executive officers as a group	—
All non-employee directors as a group	35,000
All employees as a group (excluding executive officers)	250,000

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT TO THE 2002 STOCK INCENTIVE PLAN.

PROPOSAL NO. 5

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has selected Ernst & Young LLP, a registered public accounting firm, as our independent public accountants to examine and report to our stockholders on the consolidated financial statements of our Company and its subsidiaries for the year 2011. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will be given an opportunity to make a statement. They also will be available to respond to appropriate questions.

As a matter of good corporate governance, the Audit Committee has determined to submit its selection of Ernst & Young LLP as the Company’s independent public accountants, although this is not required under Nevada law or under the Company’s Articles or By-Laws. If the stockholders do not ratify the selection of Ernst & Young LLP as the Company’s independent auditors for 2011, the Audit Committee will evaluate what would be in the best interests of the Company and its stockholders and consider whether to select new independent auditors for the current year or whether to wait until the completion of the audit for the current year before changing independent auditors. Even if the stockholders ratify the selection of Ernst & Young LLP, the Audit Committee, in its discretion, may direct the appointment of a different independent public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

The following table shows the aggregate fees billed to the Company for audit and other services provided by Ernst & Young LLP, the Company’s independent auditor during each of the fiscal years ended December 31, 2010 and December 31, 2009:

	Aggregate Fees
Category	2010	2009
Audit fees	$1,414,330	$1,966,022
Audit-related fees	20,000	20,203
Tax fees	—	10,170
All other fees	—	—

“Audit fees” includes the aggregate fees billed for professional services rendered for the reviews of our consolidated financial statements for the quarterly periods ended March 31, June 30, and September 30, for the audit of our consolidated financial statements and the consolidated financial statements of certain of our subsidiaries for the years ended December 31, 2010 and 2009, and the audit of our internal controls over financial reporting as of December 31, 2010 and 2009. “Audit fees” also includes amounts billed for services provided in connection with securities offerings during 2010 and 2009 and for 2009, the initial public offering on the Stock Exchange of Hong Kong Limited of shares of our subsidiary Wynn Macau Limited. “Audit related fees” is the aggregate fees billed for audits of the Company’s defined contribution employee benefit plan. “Tax fees” for 2009 includes fees for tax preparation and compliance, international tax research, planning for the Company’s foreign subsidiaries, domestic tax planning and other research.

All of our independent auditor’s fees were pre-approved by the Audit Committee in 2010. The Audit Committee pre-approves services either by: (1) approving a request from management describing a specific project at a specific fee or rate, or (2) by pre-approving certain types of services that would comprise the fees within each of the above categories at usual and customary rates.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE YEAR 2011.

PROPOSAL NO. 6

STOCKHOLDER PROPOSAL REGARDING DIRECTOR ELECTION MAJORITY VOTE STANDARD

The Company has been advised that the Sheet Metal Workers’ National Pension Fund, 601 N. Fairfax Street, Suite 500, Alexandria, Virginia 22314, the beneficial owner of 2,104 shares, intends to submit the following proposal for consideration at the Annual Meeting:

“Resolved, that the shareholders of Wynn Resorts, Limited (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s corporate governance documents (articles of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.”

Supporting Statement of the Sheet Metal Workers’ National Pension Fund

In order to provide shareholders a meaningful role in director elections, the Company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. The Company presently uses a plurality vote standard in all director elections. Under the plurality standard, a board nominee can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard, over 70% of companies in the S&P 500 have adopted a majority vote standard in company bylaws or articles of incorporation. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. Other companies have responded only partially to the call for change by simply adopting post election director resignation policies that set procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes. At the time of this proposal submission, our Company and its board had not taken either action.

We believe that a post election director resignation policy without a majority vote standard in company governance documents is an inadequate reform. The critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard. With a majority vote standard in place, the board can then take action to develop a post election procedure to address the status of directors that fail to win election. A majority vote standard combined with a post election director resignation policy would establish a meaningful right for shareholders to elect directors, and reserve for the board an important post election role in determining the continued status of an unelected director. We urge the Board to take this important step of establishing a majority vote standard in the Company’s governance documents.

The Board of Directors’ Statement in Opposition

After careful consideration, the Board of Directors recommends that stockholders vote AGAINST this proposal for the following reasons:

The Board of Directors is periodically briefed on and discusses corporate governance developments, including the adoption of a majority voting standard in the election of directors. Due to the concentration of ownership of the Company’s common stock, the Board has concluded that adopting a majority vote standard would not represent a significant governance measure at the Company compared to companies with more dispersed stock ownership. Moreover, the extensive stock ownership of the Company’s directors helps to ensure that the interests of the directors are adequately aligned with the interests of the Company’s stockholders.

The Company remains committed to good corporate governance and has adopted practices designed to provide for effective governance of the Company and to promote Board accountability and independence, taking into account the specific circumstances applicable to our Company and our business. For example, a majority of the members of the Board of Directors satisfy the more stringent standards for independence that are imposed upon Audit Committee members, in addition to satisfying the independence standards under the NASDAQ listing standards, and the independent members of the Board routinely meet in executive session. In addition, the Board has established a process under which stockholders can communicate their feedback and concerns with individual directors, any committee of the Board or the full Board as described above under “Stockholder Communications with Directors.” Accordingly, the Board believes that it is adequately responsive to stockholders without adopting a majority voting standard for director elections.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THE STOCKHOLDER PROPOSAL REGARDING DIRECTOR ELECTION MAJORITY VOTE STANDARD.

OTHER MATTERS

The Board of Directors is not aware of any other matters to be presented at the Annual Meeting. If any other matters should properly come before the Annual Meeting, the persons named in the proxy will vote the executed proxies on such matters as they determine appropriate in their discretion.

REPORT OF THE AUDIT COMMITTEE

Our role is to oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. The Company’s management is responsible for the preparation, presentation and integrity of our financial statements, and for maintaining appropriate accounting and financial reporting principles and policies, and internal controls and procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles in the United States of America and for auditing and providing an attestation report on the effectiveness of our internal control over financial reporting.

We have reviewed and discussed with management the Company’s audited financial statements for the year ended December 31, 2010. We have discussed with the independent auditors the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”). We have received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the audit committee concerning independence and have discussed with the independent auditors their firm’s independence. Based on the review and discussion referred to above, we recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

Audit Committee

    D. Boone Wayson, Chairman

    Russell Goldsmith

    Alvin V. Shoemaker

    Allan Zeman

EXECUTIVE OFFICERS

The following table sets forth the executive officers and certain key management personnel of the Company and certain of its subsidiaries as of March 1, 2011. Executive officers are appointed by the Board of Directors and serve at the discretion of the Board of Directors, subject to applicable employment agreements.

Name	Age	Position
Stephen A. Wynn	69	Chairman of the Board and Chief Executive Officer
Linda Chen	44	President, Wynn International Marketing, Ltd. and Director
Marc D. Schorr	63	Chief Operating Officer and Director
John Strzemp	59	Executive Vice President-Chief Administrative Officer
Matt Maddox	35	Chief Financial Officer and Treasurer
Kim Sinatra	50	General Counsel and Secretary
Ian M. Coughlan	51	President, Wynn Macau
Marilyn Spiegel	58	President, Wynn Las Vegas, LLC
Scott Peterson	44	Senior Vice President and Chief Financial Officer, Wynn Las Vegas, LLC
Robert Gansmo	41	Vice President and Chief Financial Officer, Wynn Resorts (Macau), S.A.

Set forth below is certain information regarding the non-director executive officers and certain key management personnel of the Company.

Executive Officers and Key Management

John Strzemp.    Mr. Strzemp serves as Executive Vice President and Chief Administrative Officer of the Company. Prior to his promotion in March 2008, Mr. Strzemp served as Executive Vice President and Chief Financial Officer of the Company, positions he held since September 2002. Mr. Strzemp served as the Company’s Treasurer from March 2003 to March 2006.

Matt Maddox.    Mr. Maddox serves as the Company’s Chief Financial Officer and Treasurer. Prior to his promotion in March 2008, Mr. Maddox served as the Company’s Senior Vice President of Business Development and Treasurer, positions he held since January 2007 and May 2006, respectively. From June 2005 to December 31, 2006, Mr. Maddox served as the Senior Vice President of Business Development for Wynn Las Vegas, LLC. From March 2003 to June 2005, Mr. Maddox was the Chief Financial Officer of Wynn Resorts (Macau), S.A. From May 2002 through March 2003, Mr. Maddox was the Company’s Treasurer and Vice President—Investor Relations. Mr. Maddox also serves as an officer of several of the Company’s subsidiaries.

Kim Sinatra.    Ms. Sinatra is the General Counsel and Secretary of the Company, a position she has held since March 2006. Ms. Sinatra is also the Senior Vice President and General Counsel of Worldwide Wynn, LLC, a position she has held since January 2004. She also serves as an officer of several of the Company’s subsidiaries.

Ian Michael Coughlan.    Mr. Coughlan is an Executive Director of Wynn Macau, Limited and serves as the President of Wynn Resorts (Macau) S.A., a position he has held since July 2007. Prior to becoming President of Wynn Macau, Mr. Coughlan was Director of Hotel Operations—Worldwide for Wynn Resorts, Limited. Mr. Coughlan has over 30 years of hospitality experience with leading hotels across Asia, Europe and the United States. Before joining Wynn Resorts, Limited, he spent 10 years with The Peninsula Group, including posts as General Manager of The Peninsula Hong Kong from September 2004 to January 2007, and General Manager of The Peninsula Bangkok from September 1999 to August 2004.

Marilyn Spiegel.    Mrs. Spiegel is the President of Wynn Las Vegas, LLC, owner and operator of Wynn Las Vegas and Encore Las Vegas. She assumed this position on December 1, 2010. Between January 2004 and

November 2010, she was the General Manager and Regional President of five Caesars Entertainment (formerly Harrah’s Entertainment) Las Vegas properties, including most recently, Regional President of Bally’s, Paris Las Vegas, and Planet Hollywood. Between 1999 and 2003, Mrs. Spiegel was the Senior Vice President of Human Resources for Harrah’s Entertainment. She has over 20 years of experience in the casino industry, working in a variety of positions, including General Manager of Harrah’s Shreveport Casino and director of Slots at Harrah’s Las Vegas.

Scott Peterson.    Mr. Peterson is the Senior Vice President and Chief Financial Officer of Wynn Las Vegas, LLC, a position he has held since April 2009. From June 2005 to April 2009, Mr. Peterson was the Vice President and Chief Financial Officer for Wynn Resorts (Macau), S.A. From September 2002 to June 2005, Mr. Peterson was the Vice President—Finance of Wynn Las Vegas, LLC and from April 2001 to September 2002, Mr. Peterson was Assistant Vice President—Finance of Wynn Resorts Holdings, LLC.

Robert Gansmo.    Mr. Gansmo is the Vice President and Chief Financial Officer of Wynn Resorts (Macau), S.A., a position he has held since April 2009. Prior to taking this position, from January 2007 to April 2009, Mr. Gansmo was the Director—Finance of Wynn Resorts (Macau), S.A. and from November 2002 to January 2007, he was the Director of Financial Reporting for the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 1, 2011, (unless otherwise indicated), certain information regarding the shares of the Company’s common stock beneficially owned by: (i) each director and nominee for director; (ii) each stockholder who is known by the Company to beneficially own in excess of 5% of the outstanding shares of the Company’s common stock based on information reported on Form 13D or 13G filed with the SEC; (iii) each of the executive officers named in the Summary Compensation Table; and (iv) all executive officers, directors and director nominees as a group. There were 124,856,408 shares outstanding as of March 1, 2011.

	Beneficial Ownership Of Shares(1)
Name and Address of Beneficial Owner(2)	Number	Percentage
Stephen A. Wynn(3)	10,026,708	8.03%
Elaine P. Wynn(3)	9,832,370	7.87%
Kazuo Okada/Aruze USA, Inc.(3)(4)	24,549,222	19.66%
745 Grier Drive Las Vegas, NV 89119
Waddell & Reed Financial, Inc.(5)	18,265,453	14.63%
6300 Lamar Avenue Overland Park, KS 66202
Linda Chen(6)	235,000	*
Russell Goldsmith(7)	38,000	*
Ray R. Irani(8)	16,000	*
Robert J. Miller(9)	18,500	*
John A. Moran(10)(12)	188,500	*
Marc D. Schorr(13)	250,000	*
Alvin V. Shoemaker(10)	43,500	*
D. Boone Wayson(10)	88,500	*
Allan Zeman(11)	28,500	*
Matt Maddox(14)	60,000	*
John Strzemp(15)	250,500	*
Kim Sinatra (16)	50,000	*
All Directors, Director Nominees, and Executive Officers as a Group (15 persons)(17)	45,675,300	36.58%

*	Less than one percent

(1)	This table is based upon information supplied by officers, directors, nominees for director, principal stockholders and the Company’s transfer agent, and contained in Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws, where applicable, the Company believes each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Executives and directors have voting power over shares of Restricted Stock, but cannot transfer such shares unless and until they vest.
(2)	Unless otherwise indicated, the address of each of the named parties in this table is: c/o Wynn Resorts, Limited, 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109.
(3)	Does not include shares that may be deemed to be beneficially owned by virtue of the Amended and Restated Stockholders Agreement, dated as of January 6, 2010 (the “Stockholders Agreement”), by and among Mr. Wynn, Elaine P. Wynn and Aruze USA, Inc. Mr. Wynn, Elaine P. Wynn and Aruze USA have shared voting and dispositive power with respect to shares subject to the Stockholders Agreement. Each disclaims beneficial ownership of shares held by the other parties to the Stockholders Agreement.
(4)

Aruze USA, Inc. is a wholly owned subsidiary of Universal Entertainment Corporation of which Mr. Kazuo Okada owns a controlling interest and is the Chairman. The subject securities were acquired and are owned by Aruze USA, Inc. but Universal and Mr. Okada may also be considered beneficial owners of the shares because Aruze USA, Universal and Mr. Okada may be deemed to have shared voting and dispositive power over the shares. The information provided is based upon a Schedule 13D/A filed on December 20, 2010.

(5)	Waddell & Reed Financial, Inc. (“Waddell”) has beneficial ownership of these shares as of December 31, 2010. The information provided is based upon a Schedule 13G/A filed on February 8, 2011, filed by Waddell. Waddell has sole voting and dispositive power as to 18,265,453 shares. Waddell & Reed Financial Services, Inc. a subsidiary of Waddell, has sole voting and dispositive power as to 4,934,723 shares. Waddell & Reed, Inc., a subsidiary of Waddell & Reed Financial Services, Inc. has sole voting and dispositive power as to 4,934,723 shares. Waddell & Reed Investment Management Company, a subsidiary of Waddell & Reed, Inc., has sole voting and dispositive poser as to 4,934,723 shares. Ivy Investment Management Company, a subsidiary of Waddell, has sole voting and dispositive power as to 13,330,730 shares.
(6)	Includes: (i) 100,000 shares of restricted stock granted pursuant to the Company’s 2002 Stock Plan and subject to a Restricted Stock Agreement which provides such grant will vest on July 31, 2012; (ii) 100,000 shares of restricted stock granted pursuant to the Company’s 2002 Stock Plan and subject to a Restricted Stock Agreement which provides such grant will vest on December 5, 2016 and (iii) 25,000 shares subject to an immediately exercisable option to purchase Wynn Resorts common stock granted pursuant to Wynn Resorts’ 2002 Stock Incentive Plan.
(7)	Includes: (i) 10,000 shares subject to an immediately exercisable option to purchase Wynn Resorts’ common stock granted pursuant to Wynn Resorts’ 2002 Stock Incentive Plan; (ii) 2,500 unvested shares of restricted stock of the Company’s common stock granted pursuant to the Company’s 2002 Stock Plan; and (iii) 1,000 shares owned by family members through trusts and companies for which Mr. Goldsmith disclaims beneficial ownership of 1,500 shares.
(8)	Includes: (i) 11,000 shares subject to an immediately exercisable option to purchase Wynn Resorts’ common stock granted pursuant to Wynn Resorts’ 2002 Stock Incentive Plan; and (ii) 5,000 unvested shares of restricted stock of the Company’s common stock granted pursuant to the Company’s 2002 Stock Plan.
(9)	Includes: (i) 11,000 shares subject to immediately exercisable options to purchase Wynn Resorts’ common stock granted pursuant to Wynn Resorts’ 2002 Stock Incentive Plan; and (ii) 7,500 unvested shares of restricted stock of the Company’s common stock granted pursuant to the Company’s 2002 Stock Plan.
(10)	Includes: (i) 31,000 shares subject to immediately exercisable options to purchase Wynn Resorts’ common stock granted pursuant to Wynn Resorts’ 2002 Stock Incentive Plan; and (ii) 7,500 unvested shares of restricted stock of the Company’s common stock granted pursuant to the Company’s 2002 Stock Plan.
(11)	Includes: (i) 21,000 shares subject to immediately exercisable options to purchase Wynn Resorts’ common stock granted pursuant to Wynn Resorts’ 2002 Stock Incentive Plan; and (ii) 7,500 unvested shares of restricted stock of the Company’s common stock granted pursuant to the Company’s 2002 Stock Plan.
(12)	Includes: 150,000 shares of the Company’s common stock held by John A. Moran, as Trustee.
(13)	Includes: 250,000 shares of restricted stock granted pursuant to the Company’s 2002 Stock Plan and subject to a Restricted Stock Agreement which provides such grant will vest on December 5, 2016.
(14)	Includes: (i) 50,000 shares of restricted stock granted pursuant to the Company’s 2002 Stock Purchase Plan and subject to a Restricted Stock Agreement which provides such grant will vest on December 5, 2016; and (ii) 10,000 shares of restricted stock granted pursuant to the Company’s 2002 Stock Purchase Plan and subject to a Restricted Stock Agreement which provides such grant will vest on May 7, 2012.
(15)	Includes: (i) 500 shares of the Company’s common stock held by Mr. Strzemp’s mother, for which Mr. Strzemp disclaims beneficial ownership; and (ii) 55,000 shares subject to immediately exercisable options to purchase Wynn Resorts Common Stock pursuant to Wynn Resorts’ 2002 Stock Incentive Plan.
(16)	Includes: (i) 25,000 shares of restricted stock granted pursuant to the Company’s 2002 Stock Plan and subject to a Restricted Stock Agreement which provides such grant will vest on December 5, 2016; and (ii) 25,000 shares of restricted stock granted pursuant to the Company’s 2002 Stock Plan and subject to a Restricted Stock Agreement which provides such grant will vest on July 31, 2011.
(17)	Includes 226,000 shares subject to immediately exercisable stock options.

FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

CORPORATE GOVERNANCE

The Board of Directors has adopted Corporate Governance Guidelines that provide a framework for the governance of the Company. The Nominating and Corporate Governance Committee reviews the Guidelines annually and recommends changes as appropriate to the Board of Directors for approval. The Board of Directors has also adopted written charters for its three standing committees (Audit, Compensation, and Nominating and Corporate Governance), as well as a Code of Business Conduct and Ethics applicable to all directors, officers and employees and a Code of Ethics for the Chief Executive Officer, President and Senior Financial Officers. The Corporate Governance Guidelines, Board committee charters and codes of ethics are available under the heading “Corporate Governance” on the Company Information page of the Company’s website at http://www.wynnresorts.com.

Director Independence

Seven of the twelve members of the Company’s Board of Directors are independent under the listing standards of The NASDAQ Stock Market LLC (“NASDAQ”). In addition, the Company’s Corporate Governance Guidelines require all independent directors to meet additional, heightened independence criteria that apply to audit committee members under the NASDAQ listing standards.

The Board of Directors has determined that the following directors are independent under the NASDAQ listing standards and that they also meet the additional, heightened independence criteria applicable to audit committee members under the NASDAQ listing standards: Messrs. Goldsmith, Irani, Miller, Moran, Shoemaker, Wayson and Zeman. Based upon information requested from each director concerning his or her background, employment and affiliations, the Board of Directors has affirmatively determined that none of the independent directors has a material relationship with the Company. In assessing independence, the Board of Directors considered all relevant facts and circumstances, including any direct or indirect relationship between the Company and the director or his or her immediate family member. None of the independent directors has any economic relationship with the Company other than receipt of his director’s compensation. Additionally, all related party transactions are considered under the Company’s related party policy (described in additional detail below). None of the independent directors is engaged in any related party transaction with the Company. Mr. Wynn, Mr. Okada, Ms. Wynn, Mr. Schorr and Ms. Chen have been determined not to be independent.

Meetings of the Board of Directors

The Board of Directors met seven times during 2010. During 2010, none of the members of the Board of Directors attended fewer than 75% of the total number of meetings of the Board of Directors and meetings of the committees on which they served, except for Mr. Okada. Mr. Okada missed two telephonic board meetings that were called upon relatively short notice. In addition, the independent directors met in executive session, without management present, at each regular meeting of the Board of Directors. Mr. Miller acts as the Presiding Director and communicates necessary matters from the executive sessions to management.

Committees

The Board of Directors currently has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each of these committees consists entirely of directors whom the Board of Directors has determined to be independent under the NASDAQ listing standards for audit committee members. The current membership and functions of each of the Board of Directors’ committees are listed below.

Director	Audit	Compensation	Nominating and Corporate Governance Committee
Russell Goldsmith	X	X
Dr. Ray R. Irani		Chair	X
Robert J. Miller			Chair
John A. Moran		X	X
Alvin V. Shoemaker	X	X
D. Boone Wayson	Chair	X
Allan Zeman	X		X
Number of meetings during 2010	Eight	Six	Four

In addition, Governor Miller serves as Chairman of the Company’s Gaming Compliance Committee and as the Company’s Compliance Director. The Gaming Compliance Committee is a committee comprised of Messrs. Miller, Schorr and Strzemp, and its purpose is to assist the Company in maintaining the highest level of regulatory compliance.

The Audit Committee

The Board of Directors, after review of each individual’s employment experience and other relevant factors, has determined that Messrs. Wayson, Goldsmith, Shoemaker and Zeman are qualified as audit committee financial experts within the meaning of SEC regulations.

At each of its regular meetings, the Audit Committee meets with the Company’s independent auditors, internal audit staff, management and legal counsel to discuss accounting principles, financial and accounting controls, the scope of the annual audit, internal controls, regulatory compliance and other matters. In addition to responsibilities discussed elsewhere in this proxy statement, the functions of the Audit Committee also include the following:

➢	appointing, approving the compensation of, and oversight of the independent auditors;

➢	reviewing and discussing with the independent auditors and management the Company’s earnings releases and quarterly and annual reports as filed with the SEC;

➢	reviewing the scope and results of the Company’s internal auditing procedures and practices;

➢	overseeing the Company’s compliance program with respect to legal and regulatory compliance, and the Company’s policies and procedures for monitoring compliance; and

➢	meeting periodically with management to review the Company’s major risk exposures and the steps management has taken to monitor and control such exposures.

The independent auditors have complete access to the Audit Committee without management present to discuss the results of their audits and their opinions on the adequacy of internal controls, quality of financial reporting and other accounting and auditing matters.

The Compensation Committee

The Compensation Committee’s responsibilities in setting compensation of the Company’s executives and directors include:

➢	reviewing the goals and objectives of the Company’s executive compensation plans;

➢

reviewing the Company’s executive compensation plans in light of the Company’s goals and objectives with respect to such plans and, as appropriate, recommending that the Board adopt new plans or amend the existing plans;

➢

annually evaluating the performance of the Chief Executive Officer of the Company, overseeing the evaluation of performance of the other officers of the Company and its operating subsidiaries, and setting compensation for the Chief Executive Officer, other named executive officers, and other members of our most senior management;

➢	reviewing and approving equity awards and supervising administrative functions pursuant to the Company’s equity plans;

➢

reviewing and approving any employment agreement or any severance or termination agreement, between the Company (or any of its subsidiaries) and any officer, as well as any other employment agreement between the Company and any individual in which annual base salary exceeds $500,000, regardless of position involved; and

➢	reviewing and recommending to the full Board the type and amount of compensation for Board and Committee service by non-management members of the Board.

In early 2010, the Committee completed a review of the Company’s compensation policies and practices and determined, under the guidelines recently issued by the SEC, that such policies and practices are not reasonably likely to have a material adverse effect on the Company. Upon promulgation of final rules by the SEC, the Committee will adopt clawback provisions that comply with all applicable requirements.

The Nominating and Corporate Governance Committee

The functions of the Nominating and Corporate Governance Committee include the following:

➢	identifying and recommending to the Board of Directors individuals qualified to serve as directors of the Company;

➢	establishing procedures for evaluating the suitability of potential director nominees proposed by management or the stockholders;

➢	recommending to the Board of Directors members to serve on committees of the Board of Directors;

➢	reviewing and making recommendations regarding the composition of the Board of Directors;

➢	developing and recommending to the Board of Directors a set of corporate governance principles applicable to the Company and overseeing corporate governance matters generally; and

➢	overseeing the annual evaluation of the Board of Directors.

Nominating Process.    The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Nominating and Corporate Governance Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate. To have a candidate considered by the Nominating and Corporate Governance Committee, a stockholder must submit the recommendation in writing and must include the following information:

➢	The name of the stockholder and evidence of the person’s ownership of Company stock, including the number of shares owned and the length of time of ownership; and

➢

The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company, and the person’s consent to be named as a director if selected by the Nominating and Corporate Governance Committee and nominated by the Board of Directors.

The stockholder recommendation and information described above must be sent to the Corporate Secretary at 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109 and must be received by the Corporate Secretary not less than 120 days prior to the anniversary date of the Company’s most recent Annual Meeting of Stockholders.

The Nominating and Corporate Governance Committee seeks to have the Board of Directors represent a diversity of backgrounds and experience and assesses potential nominees in light of the Board’s current size and composition. The Nominating and Corporate Governance Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board of Directors’ oversight of the business and affairs of the Company and have a reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Nominating and Corporate Governance Committee examines a candidate’s other commitments, potential conflicts of interest and independence from management and the Company.

The Nominating and Corporate Governance Committee implements its policy with regards to considering diversity by annually reviewing with the Board the Board’s composition as a whole and recommending, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, depth and diversity of experience, and skills and expertise required for the Board as a whole. The Committee assesses the effectiveness of this policy by periodically reviewing the Board membership criteria with the Board. This assessment enables the Board to update the skills and experience it seeks in the Board as a whole, and in individual directors, as the Company’s needs evolve and change over time.

The Nominating and Corporate Governance Committee identifies potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons meeting the criteria described above who might be available to serve on the Board of Directors. As described above, the Committee will also consider candidates recommended by stockholders.

If the Nominating and Corporate Governance Committee determines to pursue consideration of a person who has been identified as a potential candidate, the Committee may take any or all of the following steps: collect and review publicly available information regarding the person, contact the person and request information from the candidate, conduct one or more interviews with the candidate, and contact one or more references provided by the candidate or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process takes into account the person’s accomplishments and qualifications, including in comparison to any other candidates that the Committee might be considering, and does not vary based on whether or not a candidate is recommended by a stockholder.

Board Leadership

Mr. Wynn, the Company’s founder, serves as the Chairman and Chief Executive Officer of the Company. The Board of Directors has determined that the combination of these roles held singularly by Mr. Wynn is in the best interest of all stockholders. The Board believes that the issue of whether to combine or separate the offices of Chairman of the Board and Chief Executive Officer is part of the succession planning process and that it is in the best interests of the Company for the Board to make a determination whether to combine or separate the roles based upon the circumstances. The Board has given careful consideration to separating the roles of Chairman and Chief Executive Officer and has determined that the Company and its stockholders are best served by the current structure. Mr. Wynn’s combined role promotes unified leadership and direction for the Board and executive management and allows for a single, clear focus for the Company’s operational and strategic efforts.

The combined role of Mr. Wynn as both Chairman and Chief Executive Officer is balanced by the Company’s governance structure and policies and controls. Seven of the twelve members of our Board of Directors satisfy the most stringent requirements of independence promulgated by NASDAQ for audit committee members, and the Audit, Compensation, and Nominating and Corporate Governance Committees are composed entirely of independent members of the Board. This structure encourages independent and effective oversight of the Company’s operations and prudent management of risk. In addition, the Company is subject to stringent regulatory requirements and oversight, combining these internal controls with third party monitoring of the Company’s operations.

The independent members of the Company’s Board of Directors meet separately in executive session at each regular meeting of the Board and also meet separately in executive session with each of the Company’s auditors, Vice President of Internal Audit, Chief Financial Officer and General Counsel. The independent members of the Board have designated a presiding director for such sessions who is responsible for communicating to the Chief Executive Officer and senior management all concerns that arise during executive session. Governor Miller currently serves as the Presiding Director.

In addition, all Committee agendas and all agendas for meetings of the Board of Directors are provided in advance to all independent members of the Board. The members are encouraged to review the proposed agenda items and to add additional items of concern or interest. Members of the Board of Directors also have unimpeded access to Company management.

Mr. Wynn’s compensation is established and reviewed by the Compensation Committee, all of whose members are independent. During 2010, the Compensation Committee engaged the services of an independent third party compensation consultant, Pay Governance, in its evaluation of the level of compensation and benefits of employment provided to Mr. Wynn.

For the reasons stated above and as a result of the structure, policies and procedures outlined above, and in light of the historical success of Mr. Wynn’s leadership, the Board has concluded that the current Board leadership structure is in the best interest of the Company and its stockholders.

Risk Oversight

The Board of Directors has an active role in overseeing the Company’s areas of risk. While the full Board has overall responsibility for risk oversight, the Board has assigned certain areas of risk primarily to designated Committees, which report back to the full Board. The Board regularly reviews information regarding the Company’s risks relating to political, regulatory, construction, operations, succession planning, catastrophic events and general financial conditions. The Audit Committee is primarily responsible for the oversight of credit, related party, construction and general financial risks. The Compliance Committee primarily oversees risks relating to regulatory, security and political compliance. As discussed above, the Compensation Committee is primarily responsible for monitoring risks relating to the Company’s compensation policies and practices to determine whether they create risks that may have a material adverse effect on the Company.

The Board, in consultation with management and the Company’s outside auditors, has identified specific areas of risk including: regulatory compliance, legislative and political conditions, capital availability, liquidity and general financial conditions, gaming credit extension and collection, construction, catastrophic events and succession planning. The Board (as a whole and through Committees) and management have agreed upon a processes for management to identify, manage and mitigate these risks.

Throughout the year, the Board and the relevant Committees receive reports from management that include information regarding major risks and exposures facing the Company and the steps management has taken to monitor and control such risks and exposures. In addition, throughout the year, the Board and the relevant Committees dedicate a portion of their meetings to review and discuss specific risk topics in greater detail.

Stock Ownership Guidelines

In February 2011, the Board, upon the recommendation of the compensation committee, adopted stock ownership guidelines for directors and executives, and other senior officers. Details of the guidelines will be posted on the Company’s website as they are finalized in 2011.

Stockholders Communications with Directors

The Board of Directors has established a process to receive communications from stockholders. This process is described under “Corporate Governance” on the Company Information page of the Company’s website at http://www.wynnresorts.com. Stockholders may contact any member or all members of the Board of Directors, any committee of the Board of Directors or the chair of any committee by mail. Correspondence should be addressed to the appropriate individual by either name or title. All such correspondence should be sent “c/o Corporate Secretary” at 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

All communications received as set forth in the preceding paragraph will be opened by the office of our General Counsel for the purpose of assessing the nature of the communications. With the exception of advertising, promotions of a product or service, and patently offensive material, communications will be forwarded promptly to the addressee. In the case of communications addressed to more than one director, the General Counsel’s office will make sufficient copies of the contents to send to each addressee.

Stockholder Meetings

It is Company policy that each of our directors is invited and encouraged to attend the Annual Meeting. All of our directors, except for Mr. Zeman, attended the 2010 Annual Meeting.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are appointed by the Board of Directors each year. The members of the Compensation Committee serving in 2010, Messrs. Goldsmith, Irani, Shoemaker and Wayson, were appointed on May 12, 2010. Mr. Moran was appointed to the Compensation Committee on July 29, 2010. No member of the Compensation Committee is, or was formerly, one of our officers or employees. No interlocking relationship exists between the Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION AND OTHER MATTERS

The table below summarizes the total compensation awarded to, earned by or paid to each of the non-employee directors for the fiscal year ended December 31, 2010.

2010 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)(3)	All Other Compensation ($)(4)	Total ($)
Russell Goldsmith	$117,000	$234,637	$21,250	$372,887
Dr. Ray R. Irani	$116,500	$234,637	$42,500	$393,637
Robert J. Miller(2)	$170,500	$234,637	$63,750	$468,887
John A. Moran	$119,750	$234,637	$63,750	$418,137
Kazuo Okada	$67,500	$—	$—	$67,500
Alvin V. Shoemaker	$123,250	$234,637	$63,750	$421,637
D. Boone Wayson	$135,250	$234,637	$63,750	$433,637
Elaine P. Wynn	$69,000	$—	$—	$69,000
Allan Zeman	$114,000	$234,637	$63,750	$412,387

(1)	The amounts set forth in this column reflects the aggregate grant date fair value of 5,000 stock option awards granted to each non-employee director on May 11, 2010, computed in accordance with accounting standards for stock -based compensation. See our Annual Report on Form 10-K for the year ended December 31, 2010, Note 14 to our Consolidated Financial Statements for assumptions used in computing fair value.
(2)	Governor Miller, as a member of the Board of Directors, receives a $50,000 annual retainer for his service as the Chairman of the Company’s Gaming Compliance Committee and a $20,000 annual retainer for his service as the Company’s Compliance Director.
(3)	The aggregate number of outstanding option awards for each director at December 31, 2010 is as follows: Mr. Goldsmith 24,000, Dr. Irani 25,000, Governor Miller 25,000 and Messrs. Moran, Shoemaker, Wayson and Zeman 45,000 each. The aggregate number of outstanding stock awards for each director at December 31, 2010 is as follows: Mr. Goldsmith 2,500, Dr. Irani 5,000, and Messrs. Miller, Moran, Shoemaker, Wayson and Zeman 7,500 each. Mr. Okada and Elaine P. Wynn, who each are greater than five percent beneficial owners of the Company’s common stock, have not previously been granted equity awards for their service as directors.
(4)	“All Other Compensation” consists of cash distributions accrued on unvested restricted stock, which is paid if and when the restricted stock vests. Dividends that are accrued on unvested restricted stock are reported as compensation because the value of dividends was not previously reflected in the accounting expense for these awards when they were granted, as the Company did not regularly pay dividends at that time.

Directors who are not employees of the Company currently receive a monthly fee of $5,000 for services as a director. Directors who serve on the Compensation Committee or the Nominating/Governance Committee receive an additional monthly fee of $1,000 per committee ($2,000 for committee chairmen). Directors who serve on the Audit Committee receive an additional monthly fee of $1,250 ($2,500 for the Chairman). Each non-employee director also receives a $1,500 meeting fee for each board or committee meeting he or she attends. Directors are also awarded annual equity participation in the form of stock options or restricted stock determined annually at the May meeting of the Board of Directors, which for 2010 consisted of a grant of 5,000 stock options. All directors are provided complimentary room, food and beverage privileges at our properties in connection with their attendance at board or committee meetings or other Company events and are reimbursed for any other out of pocket expenses related to attendance at meetings. Directors from time to time may receive other benefits, although the aggregate incremental cost of any such benefits and perquisites did not exceed $10,000 for any director in 2010. The Company does not provide non-equity incentive plan awards or deferred compensation or retirement plans for non-employee directors.

COMPENSATION DISCUSSION AND ANALYSIS

This section explains the Company’s executive compensation program as it relates to the following “named executive officers” whose compensation information is presented in the tables following this discussion in accordance with SEC rules:

Stephen A. Wynn	Chairman and Chief Executive Officer
Matt Maddox	Chief Financial Officer and Treasurer
Marc D. Schorr	Chief Operating Officer
Linda Chen	President of Wynn International Marketing
Kim Sinatra	General Counsel and Secretary

Executive Summary

Our compensation program is intended to help recruit, retain and motivate a highly talented team of executives with the requisite set of skills and experience to successfully lead the Company in creating value for our stockholders. The program is designed to accomplish this in a way that promotes both near-term results and long-term profitable growth of the Company in alignment with stockholder interests. The Compensation Committee of the Board of Directors, or the Committee, has responsibility for establishing, developing and implementing these programs.

Our Company’s goals include the development and operation of the premier casino resort in each jurisdiction in which we operate, and the development and expansion of the “Wynn” brand while delivering successful operating and financial performance. We established those goals at the outset of our company in 2002 and today the Wynn brand has become synonymous with luxury in the gaming industry. Our Las Vegas facility is the only casino resort in the United States to receive the coveted Forbes five-star distinction and our Macau facility is one of two casino resorts in Asia to receive the Forbes five-star award.

The Committee believes that the compensation program, coupled with the branding success, has been instrumental in supporting achievement of our strong financial performance. A key gaming industry measure, Adjusted Property EBITDA (Earnings before interest, taxes, depreciation, amortization, pre-opening costs, property charges and other, corporate expense, stock-based compensation and other non-operating income and expenses) is used in the annual incentive plan for named executive officers. Long-term incentives provided through periodic grants of stock options and restricted shares provide a direct alignment to long-term stockholder interests.

Wynn Resorts set a Company record in 2010 with $1.16 billion in Adjusted Property EBITDA, up 55.9% from 2009. In addition, 2010 outpaced the previous peak of $781 million in Adjusted Property EBITDA generated in 2007 (pre-recession) by 48.9%. The Company did not achieve this Adjusted Property EBITDA growth through risky balance sheet expansion. Instead, we achieved these Adjusted Property EBITDA results during a period when we also reduced our debt from $4.3 billion in 2008 to $3.3 billion in 2010. The operating and balance sheet management success has contributed to significant stockholder returns for Wynn Resorts stockholders. As shown below, these returns significantly exceed those of the S & P 500. Our cumulative stockholder return was 93.3% for this past year, 142.5% over the past 5 years and 914.6% since December 2002.

The compensation of the Company’s named executive officers consists almost exclusively of base salary, annual cash incentives, and grants of equity in the form of stock options and restricted stock. As a result, the vast majority of their total compensation is tied to the Company’s financial performance. Historically, Mr. Wynn has not received equity incentives, relying on his significant equity ownership as a founding stockholder, to realize increases in value created for the Company’s stockholders. For the past three years the other named executive officers as a group received 85.8% of their total compensation in the form of annual and long-term incentives that are tied to the Company’s operating results and stock price.

Overview and Philosophy

The Committee believes that stockholder interests are advanced if the Company maintains a high-performing management team. To promote this objective, the Committee was guided by the following underlying principles in developing our executive compensation program:

➢	The program should be designed to gain a long-term commitment from the talented executives required to lead our innovative growth strategy.

➢	Compensation opportunities should be attractive relative to the pay practices of major gaming companies and other competitors for key talent.

➢	A high proportion of total compensation should be at risk and tied to achievement of annual operating goals and improvement in stockholder value.

➢	The mix of incentives provided should reflect a balanced time horizon between annual and long-term performance in order to promote sustainable growth in the value of the enterprise.

➢	Long-term incentives should be provided in Company equity to encourage executives to plan and act with the perspective of stockholders.

Our compensation program is simple in design and provides only a limited number of perquisites and executive benefits. We do not provide supplemental retirement benefits to our executives.

The Committee regularly evaluates the Company’s compensation arrangements to assess whether they are appropriately structured to support these objectives and are effective in enabling the Company to attract and retain superior employees in key positions.

Role of Executive Officers in Setting Compensation

The Committee sets all elements of compensation for the Chief Executive Officer and Chief Operating Officer based upon consideration of their respective contributions to the development and operating performance of the Company. Annually, the Committee reviews compensation data of those with whom we compete for talent. The Committee considers the recommendations of the Chief Executive Officer and Chief Operating Officer in establishing compensation for all other named executive officers. The Chief Executive Officer and Chief Operating Officer perform annual reviews of all of our senior management and make recommendations to the Committee. The Committee reserves the discretion to modify recommendations and makes the final decisions regarding compensation for all of our most senior management.

Setting Executive Compensation

In making compensation decisions for the named executive officers, the Compensation Committee compares each element of compensation and total compensation against compensation levels of executives in comparable positions at a peer group of companies. Additionally, the Committee considers current and long term goals for each executive and for the Company to align rewards with performance. The Committee believes that its peer companies are those companies with which the Company competes for talent and stockholder investment. While cash bonuses are considered annually, reviews of base salary and equity incentives are conducted only on a periodic basis or in recognition of notable contributions to value creation for Company stockholders. When considering adjustments in base salary, or awards of cash bonuses or equity incentives, the Committee reviews individual performance, relative internal pay levels, individual scope of responsibilities, and total compensation of peer companies. The Company’s peer group for 2010 is presented later in this section.

Elements of Executive Compensation

The Company’s total direct compensation for named executive officers primarily consists of (a) base salary, (b) discretionary bonuses, (c) annual cash incentive compensation, and (d) long term equity incentives. However, the Company has not granted equity awards to Mr. Wynn. The Compensation Committee reviews total compensation annually, along with the value from past equity awards, to assess the need for change to current compensation. We do not use a specific formula or weighting for allocating among base salary, cash bonus awards, and long term compensation, but instead offer what the Compensation Committee views as effective for attracting and retaining key leaders while motivating management to maximize long term value of our Company for our stockholders.

In determining base salary, target annual incentives and guidelines for equity awards, the Committee uses the named executive officers’ current level of compensation as the starting point. Our compensation decisions consider several factors, including scope of responsibilities, level of capabilities and experience, internal pay relationships, the individual’s performance, and competitive pay practices. In addition, wealth accumulation is considered when making equity grants to increase the alignment between the interest of our senior executives and those of our investors. Variations in compensation among our executive officers reflect differences in the scope and complexity of the functions they oversee, the contribution of those functions to our overall performance, their experience and capabilities, and individual performance, taking into consideration the compensation practices of our peers in order to obtain a general understanding of competitive compensation practices. Please refer to the discussion below under “Peer Group” for a more detailed discussion of our use of peer group data.

The Committee retains the discretion to adjust actual bonus amounts paid based on a variety of factors, including corporate, property level and individual performance, as well as general macroeconomic conditions. The Committee exercised this discretion with respect to payments made for the 2010 performance year.

Base Salary.    Base salaries are established by employment contracts and reviewed and adjusted periodically if necessary due to competitive reasons or to reflect changes in responsibility or other extraordinary circumstances. To fulfill the Company’s goal of attracting and retaining high-quality and experienced executives, the Company has paid base salary levels for its named executive officers that may exceed the peer group mean. Companies in the gaming business typically have total compensation packages that may be higher than their non-gaming counterparts due to certain regulatory and other extraordinary demands. The Company’s rapid expansion in the last five years and operation in widely separated geographic locations has required that named executive officers provide extraordinary levels of financial, development, opening and operating expertise. These efforts have resulted in industry-leading product and impressive financial performance, including returns to stockholders exceeding industry averages. In 2010, Ms. Chen received a salary increase for her contribution in the role of the primary marketing executive of our Company and continued growth of our Macau business. Additionally, 15% salary reductions implemented for the salaries of Mr. Wynn, Mr. Schorr, and Ms. Sinatra in early 2009 in light of challenging global macroeconomic conditions and related difficulties in the financial markets were lifted in August 2010, and salaries restored to the original contracted amounts.

Annual Incentives.    In 2007, the Compensation Committee and the Board of Directors recommended and the stockholders approved the Wynn Resorts, Limited Annual Performance-Based Incentive Plan for Executive Officers (the “Incentive Plan”). Each of the Company’s named executive officers is eligible to participate in the Incentive Plan. Typically, within 90 days after the commencement of the year, the Compensation Committee identifies the executive officers who will participate in the Incentive Plan for that year and establishes the performance criteria for the Incentive Plan, as well as the maximum percentage of base salary that can be paid to each participant. As provided under the Incentive Plan, named executive officer participants (other than Mr. Wynn) have a maximum annual incentive under the Plan of 200% of Base Salary, and Mr. Wynn’s maximum annual incentive is 250% of his Base Salary.

For 2010, the Committee selected adjusted property EBITDA on a consolidated basis as the appropriate criterion and, in the course of such determination, concluded that the achievement of the performance criterion was substantially uncertain. Adjusted property EBITDA is a non-GAAP measure calculated at the segment level and reported in the footnotes to our audited consolidated financial statements. This criterion is a reflection on the operating performance of the Company’s assets and directly influences return to stockholders. In addition, management and stockholders use adjusted property EBITDA to value the Company as a whole and its assets. In 2010, the adjusted property EBITDA target on a consolidated basis for the maximum incentive was $755 million. Actual performance of $1.16 billion significantly exceeded the target and all participants were awarded the maximum incentive allowed under the Incentive Plan. Bonuses under the Incentive Plan are made after determination of whether the criterion had been met. While the Compensation Committee has the discretion to reduce amounts paid below the amount determined under this formula based on Company and individual performance and other considerations it may determine appropriate, it did not exercise that discretion with respect to 2010 due to strong Company performance.

In addition, the Compensation Committee awarded discretionary bonuses to certain named executive officers for 2010 outside the Incentive Plan. Mr. Wynn was awarded a $2 million bonus related to the successful design, construction and opening of Encore at Wynn Macau, which opened on April 21, 2010. Mr. Wynn, Mr. Schorr and Ms. Chen were also awarded bonuses of $1,218,750, $600,000 and $1,000,000, respectively, for their respective contribution to the exceptional operating performance at Wynn Macau during 2010.

Long Term Incentives.    The Compensation Committee has not provided annual equity grants to executives but instead uses grants under the 2002 Stock Plan to attract qualified individuals to work for the Company, and makes periodic grants to existing officers to retain superior officers and to reward extraordinary performance, as determined in the Compensation Committee’s judgment. The number of options or shares of restricted stock to be granted to each executive officer is based on the individual executive’s job accomplishments, tenure and future potential as well as the Compensation Committee’s assessment of competitive compensation levels. In awarding long term equity incentive compensation, the Committee considers current and historical levels awarded by industry peers. Grants to named executive officers are typically made periodically with long term vesting dates. The underlying philosophy is to retain senior management for the long term, thereby building a talent base for the Company’s future growth and achievement of desired goals. The Compensation Committee determined not to make any grants during 2010 to the named executive officers, in light of significant retention grants awarded to the Company’s most senior officers in 2009.

Mr. Wynn, the founder, Chairman and Chief Executive Officer of the Company who owns a large percentage of the Company’s outstanding stock, has not participated in the Company’s equity incentive plans. This differs from the chief executive officer compensation at most of the companies included in the peer group.

Peer Group

The Committee believes that it is appropriate to offer competitive cash and equity compensation packages to executive officers in order to attract and retain top executive talent. The compensation peer group allows the Committee to monitor the compensation practices of our primary competitors for executive talent, although the Committee also takes into account the gaming industry’s exhaustive regulatory requirements and related demands. However, the Committee does not rely on this information to target any specific pay percentile for the Company’s executive officers. Instead, the Committee uses this information as a general overview of market practices and to ensure that it makes informed decisions on executive pay packages in the interest of attracting and retaining highly-qualified executive talent.

To help evaluate overall 2010 compensation, the Committee reviewed publicly available information, including proxy data, as well as recent market trends. The peer group was updated in 2010 to reflect the growth in Company market capitalization and revenues and to reflect current competitors for key executive talent. The 11 companies in the peer group generally had 2010 revenue, market capitalization and total enterprise value in a relevant range around those of the Company as set forth below.

Company	Business Description
Carnival plc (FTSE)/Carnival Corp (NYSE)	Carnival plc, a cruise company, provides cruise vacation services.
Estee Lauder Companies Inc.	The Estee Lauder Companies Inc. engages in the manufacture, marketing, and sale of skin care, makeup, fragrance, and hair care products worldwide.
Hyatt Hotels Corporation	Hyatt Hotels Corporation and its subsidiaries engage in the management, franchising, ownership, and development of Hyatt-branded hotels, resorts, and residential and vacation ownership properties worldwide.
Las Vegas Sands Corp.	Las Vegas Sands Corp., together with its subsidiaries, develops multi-use integrated resorts worldwide.
Marriott International, Inc.	Marriott International, Inc., a hospitality company, operates and franchises hotels and related lodging facilities worldwide.
MGM Resorts International	MGM Resorts International, through its subsidiaries, owns and operates casino resorts in the United States.
Polo Ralph Lauren Corp.	Polo Ralph Lauren Corporation, together with its subsidiaries, engages in the design, marketing, and distribution of lifestyle products worldwide.
priceline.com Incorporated	priceline.com Incorporated operates as an online travel company principally in the United States, Europe, and Asia.
Starbucks Corp.	Starbucks Corporation engages in the purchase, roasting, and sale of whole bean coffees worldwide.
Starwood Hotels & Resorts Worldwide Inc.	Starwood Hotels & Resorts Worldwide, Inc., together with its subsidiaries, operates as a hotel and leisure company worldwide.
Tiffany & Co.	Tiffany & Co., through its subsidiaries, engages in the design, manufacture, and retail of fine jewelry.

Tax and Accounting Implications

Internal Revenue Code Section 162(m) prevents publicly traded companies from receiving a tax deduction on certain compensation paid to the chief executive officer and three other highest-paid executive officers (other than the chief financial officer) in excess of $1,000,000 in any taxable year, unless the compensation qualifies as “performance-based.” The Company’s policy with respect to qualifying compensation paid to its executive officers for tax deductibility purposes is that executive compensation plans will be designed and implemented to maximize tax deductibility when consistent with the overall objectives of the compensation program. However, the Compensation Committee may elect to provide non-deductible compensation when it determines that to be advisable to achieve its compensation objectives of attracting or retaining key executives, or where achieving maximum tax deductibility would be considered disadvantageous to the best interests of the Company. Salaries over $1,000,000, perquisites, restricted stock grants and discretionary bonuses do not qualify as performance-based compensation under Section 162(m).

Employment Agreements

The Company typically enters into employment agreements with its executives to advance its objectives of providing for a long-term commitment by and relationship with talented and experienced executives. Consistent with the extended vesting terms in equity awards, the terms and conditions of these agreements are described in the chart following the 2010 Summary Compensation table.

The employment agreements for the named executive officers provided for a minimum base salary and discretionary bonus opportunity and provide that if the executive’s employment terminates for death, disability, good reason or without cause, (including after a change in control) the executive will receive a multiple (ranging from one to, in the case of Mr. Wynn, three times) of the sum of the executive’s salary and imputed bonus that would be payable during the remaining term of the contract, but not less than one year, except that Mr. Wynn’s and Ms. Chen’s payments are limited to 4 years salary and bonus in certain circumstances. The employment agreements and the terms of equity awards also provide that vesting of some or all of an executive’s equity awards will accelerate upon such event. If termination occurs after a change in control, the Company also provides for a tax gross-up. The Compensation Committee has determined that these arrangements are appropriate compensation to its senior management and are necessary to retain talent at a closely controlled public company that has more limited operations and a shorter operating history than many of its peers. Additional information regarding payments under these provisions is provided under the heading “Potential Payments Made Upon Termination or a Change of Control.”

Executive Benefits

In addition to base salary, annual incentive compensation and long term equity incentives, the Company also provides certain of its named executive officers with executive benefits. The primary executive benefits include certain health insurance coverage, life insurance premiums, discounts and complimentary privileges with respect to the Company’s properties which are described in the footnotes to the “2010 Summary Compensation Table.” In addition, Messrs. Wynn and Schorr have access to the Company’s aircraft pursuant to time sharing agreements described in “Certain Relationships and Related Transactions—Aircraft Arrangements.” For security purposes, the Board of Directors requires Mr. Wynn to travel on Company aircraft for both personal and business travel, and the Company provides a car and driver (and security when necessary) for his personal use. Consistent with competitive practice in Macau, Ms. Chen receives a car and driver, certain housing and living expenses and assistance with tax preparation.

CEO Compensation

Mr. Wynn is employed by the Company pursuant to an employment agreement dated October 4, 2002, amended August 6, 2004, February 1, 2007, September 15, 2008 and February 24, 2011, which has a term expiring in 2020. Mr. Wynn, a holder of approximately 8.0% of our common stock, has not received any equity awards as part of his compensation as Chief Executive Officer of the Company. Effective February 24, 2011, Mr. Wynn receives a base salary of $4,000,000 per year, and participates in the Incentive Plan. Mr. Wynn is provided with Company paid life insurance and disability policies. He also receives certain executive benefits described above.

REPORT OF THE COMPENSATION COMMITTEE

We have reviewed and discussed the Compensation Discussion and Analysis required by Item 402(a) of Regulation S-K with the Company’s management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

Compensation Committee

    Dr. Ray R. Irani, Chairman

    Russell Goldsmith

    John A. Moran

    Alvin V. Shoemaker

    D. Boone Wayson

2010 SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation awarded to, earned by or paid to each of the named executive officers for the fiscal years ended December 31, 2010, 2009 and 2008.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Stephen A. Wynn	2010	$2,950,000	$3,218,750	N/A	N/A	$6,906,250	$1,540,779	$14,615,779
Chairman and Chief Executive Officer	2009	$2,953,125	$4,062,500	N/A	N/A	$—	$1,370,206	$8,385,831
	2008	$3,250,000	$—	N/A	N/A	$4,062,500	$1,141,588	$8,454,088

Matt Maddox	2010	$1,038,423	$—	$—	$—	$2,000,000	$510,866	$3,549,289
Chief Financial Officer and Treasurer	2009	$779,988	$5,650,000	$—	$8,348,244	$—	$248,067	$15,026,299
	2008	$593,590	$—	$5,397,500	$11,010,020	$650,000	$13,786	$17,664,896

Marc D. Schorr	2010	$1,838,462	$600,000	$—	$—	$3,400,000	$2,307,923	$8,146,385
Chief Operating Officer	2009	$1,817,308	$2,000,000	$—	$13,913,740	$—	$1,153,817	$18,884,865
	2008	$1,947,115	$—	$21,830,000	$—	$2,000,000	$301,943	$26,079,058

Linda Chen	2010	$1,417,308	$1,000,000	$—	$—	$2,000,000	$1,788,762	$6,206,070
President of Wynn International Marketing	2009	$951,701	$1,000,000	$—	$8,348,244	$—	$858,565	$11,158,510
	2008	$1,000,000	$—	$10,795,000	$11,010,020	$1,000,000	$63,539	$23,868,559

Kim Sinatra	2010	$595,940	$—	$—	$—	$1,105,000	$426,500	$2,127,440
General Counsel and Secretary	2009	$535,582	$2,750,000	$—	$6,956,870	$—	$207,801	$10,450,253

(1)	The amounts set forth in these columns reflect the aggregate grant date fair value of equity awards granted in each respective year, computed in accordance with accounting standards for stock based compensation. See our Annual Report on Form 10-K for the year ended December 31, 2010, Note 14 to our Consolidated Financial Statements for assumptions used in computing fair value. The 2009 grants will vest 10% per year beginning on the first anniversary of the grant until fully vested in May 2019. The 2008 grants will cliff vest in December 2016.
(2)	For executives other than Mr. Wynn, amounts reported as “All Other Compensation” for 2010 consist primarily of accrued cash distributions related to unvested restricted stock. Dividends that are accrued on unvested restricted stock are reported as compensation pursuant to SEC rules because the value of the dividend was not previously reflected in the accounting expense for these awards when they were granted, as the Company did not regularly pay dividends at that time. These dividend amounts are payable to the executive only if and to the extent the restricted stock vests and is not forfeited.

The following amounts for 2010 are included in “All Other Compensation” for Mr. Wynn:

(i)	personal use of company aircraft of $942,631 (Mr. Wynn receives no tax-gross ups relating to the value of aircraft usage that is imputed to him as compensation.) ;
(ii)	fair market value of company-provided villa for the period from March 1, 2010 through December 31, 2010, under the Amended and Restated Agreement of Lease between Mr. Wynn and Wynn Las Vegas, LLC dated March 18, 2010, in the amount of $419,860;
(iii)	compensation pursuant to the Wynn Resorts, Limited Executive Medical Plan of $104,683;
(iv)	executive life insurance premiums of $20,193;
(v)	allocated compensation and benefits for personal use of a driver whom we employ for Mr. Wynn of $25,907; and
(vi)	merchandise discounts of $27,505.

The following amounts for 2010 are included in “All Other Compensation” for Mr. Maddox:

(i)	executive life insurance premiums of $866; and
(ii)	$510,000 of accrued cash distributions related to unvested restricted stock.

The following amounts for 2010 are included in “All Other Compensation” for Mr. Schorr:

(i)	personal use of Company aircraft of $138,427 (Mr. Schorr receives no tax-gross ups relating to the value of aircraft usage that is imputed to him as compensation.);

(ii)	executive life insurance premiums of $9,306;
(iii)	merchandise discounts of $35,190; and
(iv)	$2,125,000 of accrued cash distributions related to unvested restricted stock.

The following amounts for 2010 are included in “All Other Compensation” for Ms. Chen:

(i)	$52,262 attributable to housing and other living expenses in Macau;
(ii)	executive life insurance premiums of $1,040;
(iii)	merchandise discounts of $35,460; and
(iv)	$1,700,000 of accrued cash distributions related to unvested restricted stock.

The following amounts for 2010 are included in “All Other Compensation” for Ms. Sinatra:

(i)	executive life insurance premiums of $1,500; and
(ii)	$425,000 of accrued cash distributions related to unvested restricted stock.

For amounts shown as personal use of Wynn Resorts’ aircraft, incremental aircraft expenses were calculated by dividing the 2010 total direct (variable) flight expenses (consisting primarily of fuel, maintenance and landing fees) by the total hours the aircraft was operated during the year. The executives’ hourly usage was multiplied by this annual hourly rate. Any reimbursement received from the executive was applied against this amount.

Amounts shown as cash distributions accrued on unvested restricted stock are reported in the year such amounts accrue instead of the year paid, based on an SEC staff interpretation. These amounts are paid only if and when the restricted stock vests.

In 2010, each of the named executive officers received base salary in accordance with the terms of his or her employment agreement, as approved by the Compensation Committee. Key terms of the current agreements as amended are as follows:

Named Executive Officer	Contract Expiration	Base Salary
Mr. Wynn	10/24/20	$4,000,000
Mr. Maddox	11/30/13	$1,000,000
Mr. Schorr	10/31/12	$2,000,000
Ms. Chen	2/24/20	$1,500,000
Ms. Sinatra	5/5/14	$650,000

Each of the employment agreements provide that the executive will participate in company profit sharing and retirement plans, disability or life insurance plans, medical and/or hospitalization plans and vacation and expense reimbursement programs. In addition, the agreements provide for severance payments and benefits upon certain terminations of employment, including termination following a change-in-control, as discussed in the section below entitled “Potential Payments upon Termination or Change-In-Control.”

2010 GRANTS OF PLAN-BASED AWARDS TABLE

Named Executive Officer	Estimated Future Payouts Under Non-Equity Incentive Plan Awards
	Target ($)	Maximum ($)
Mr. Wynn	$3,453,125	$6,906,250
Mr. Maddox	$1,000,000	$2,000,000
Mr. Schorr	$1,700,000	$3,400,000
Ms. Chen	$1,000,000	$2,000,000
Ms. Sinatra	$552,500	$1,105,000

Discussion of Plan Based Awards Table

The Company’s Incentive Plan rewards management for creation of superior return to stockholders, measured by the operating performance of our resorts. The amounts shown on the table above reflect target and maximum possible payments based upon salaries in effect during the first quarter of 2010, when the performance criteria were established. Actual payouts are based upon achievement of the 2010 performance criteria of adjusted property EBITDA at the Company’s Wynn Las Vegas and Wynn Macau resorts and the payment of maximum bonuses under the Incentive Plan to all named executive officers.

2010 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (5)
Stephen A. Wynn	N/A	N/A	N/A	N/A	N/A	N/A
Matt Maddox(1)	—	175,000	$107.95	05/06/18	60,000	$6,230,400
	—	270,000	$47.12	05/06/19
Marc D. Schorr(2)	—	450,000	$47.12	05/06/19	250,000	$25,960,000
Linda Chen(3)	25,000	—	$56.67	08/01/15	200,000	$20,768,000
	—	175,000	$107.95	05/06/18
	—	270,000	$47.12	05/06/19
Kim Sinatra(4)	—	75,000	$107.95	05/06/18	50,000	$5,192,000
	—	225,000	$47.12	05/06/19

(1)	Mr. Maddox’s unvested awards will vest as follows:
a.	175,000 stock options will vest on December 5, 2016;
b.	30,000 stock options will vest on May 6, 2011 and each anniversary thereafter until the 270,000 stock options are fully vested; and
c.	10,000 shares of restricted stock will vest on May 7, 2012 and 50,000 shares of restricted stock will vest on December 5, 2016.
(2)	Mr. Schorr’s unvested awards will vest as follows:
a.	50,000 stock options will vest on May 6, 2011 and each anniversary thereafter until the 450,000 stock options are fully vested; and
b.	250,000 shares of restricted stock will vest on December 5, 2016.
(3)	Ms. Chen’s unvested awards will vest as follows:
a.	175,000 stock options will vest on December 5, 2016;
b.	30,000 stock options will vest on May 6, 2011 and each anniversary thereafter until the 270,000 stock options are fully vested; and
c.	100,000 shares of restricted stock will vest on July 31, 2012 and 100,000 shares of restricted stock will vest on December 5, 2016.
(4)	Ms. Sinatra’s unvested awards will vest as follows:
a.	75,000 stock options will vest on December 5, 2016;
b.	25,000 stock options will vest on May 6, 2011 and each anniversary thereafter until the 225,000 stock options are fully vested; and
c.	25,000 shares of restricted stock will vest on December 5, 2016 and 25,000 shares of restricted stock will vest on July 31, 2011.
(5)	Amounts in this column are based upon the closing price of the Company’s stock at year-end which was $103.84 per share.

All vesting is conditioned upon such named executive officer being an employee of the Company on the vesting date, except as discussed below under “Potential Payments Upon Termination or Change in Control.”

2010 OPTION EXERCISES

	Option Awards
Name	Number of Shares Acquired on Exercise #	Value Realized on Exercise $
Stephen A. Wynn	N/A	N/A
Matt Maddox	130,000	$4,755,709
Marc D. Schorr	100,000	$5,781,000
Linda Chen	105,000	$5,150,100
Kim Sinatra	25,000	$920,500

The amounts reported in the table above are based on the sales price of the Company’s common stock on the date the stock options were exercised. No stock awards vested during 2010.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Payments Made Upon Termination Due to Death, Complete Disability or License Revocation

The Company’s employment agreements with its named executive officers provide that such agreements terminate automatically upon death or complete disability of the employee, as well as upon failure of the employee to obtain or maintain required gaming licenses. Upon such termination, the employee is entitled to a lump sum payment of accrued and unpaid base salary and accrued and unpaid vacation through the termination date. In addition, certain of the stock option agreements and restricted stock agreements held by the named executive officers provide that unvested options and shares will vest upon such termination.

Payments Made Upon Termination Without Cause at Employer’s Election During the Term

The Company’s employment agreements with its named executive officers provide that such agreements are terminable by the Company without cause upon notice to the employee, so long as a “separation payment” is paid as provided for in such contracts. Cause is defined as (i) willful destruction of property of the Company or an affiliate having a material value to the Company or such affiliate; (ii) fraud, embezzlement, theft, or comparable dishonest activity; (iii) conviction of or entering a plea of guilty or nolo contendere to any crime constituting a felony or any misdemeanor involving fraud, dishonesty or moral turpitude; (iv) breach, neglect, refusal, or failure to materially discharge duties (other than due to physical or mental illness) commensurate with title and function, or failure to comply with the lawful directions of the Company, that is not cured within 15 days after written notice thereof; (v) willful and knowing material misrepresentation to the Company’s or an affiliate’s board of directors; (vi) willful violation of a material policy of the Company or an affiliate, which does or could result in material harm to the Company or to the Company’s reputation; or (vii) material violation of a statutory or common law duty of loyalty or fiduciary duty to the Company or an affiliate.

The “separation payment” consists of a multiple (ranging from one to, in the case of Mr. Wynn, three times) of the sum of (a) base salary through the end of the term of the agreement, but not less than 12 months (and in Mr. Wynn’s and Ms. Chen’s case, not more than 4 years); (b) bonus for all bonus periods based upon last bonus paid pursuant to the employment agreement through the end of the term (and in Mr. Wynn’s and Ms. Chen’s case, this is limited to a maximum of 4 years); and (c) a tax gross up in certain circumstances. In addition, the employee is entitled to health benefits coverage under the same plan or arrangement as the employee was covered immediately prior to termination. Health benefits are to be provided until the earlier of the remainder of the original term, or until the employee is covered by a plan of another employer. In addition, some of the stock option agreements and restricted stock agreements held by the named executive officers provide that unvested options and shares will vest upon termination without cause.

Payments Made Upon Termination by Employee after Change in Control for Good Reason

The Company’s employment agreements with its named executive officers provide that such agreements are terminable by the employee for good reason after a change in control. A change in control is defined as (a) any person or group (other than Mr. Wynn and his affiliates) becomes the beneficial owner of more than 50% of the Company’s outstanding securities; or (b) the existing directors of the Company (including those elected in the normal course and not including those elected as a result of an actual or threatened election contest) cease to constitute a majority of the Board of Directors of the Company. Good reason is defined as: (i) reduction of employee’s base salary; (ii) discontinuation of employer’s bonus plan without immediately replacing such bonus plan with a plan that is the substantial economic equivalent of such bonus plan, or amends such bonus plan so as to materially reduce employee’s potential bonus at any given level of economic performance of employer or its successor entity; (iii) material reduction in the aggregate benefits and perquisites to employee; (iv) requirement that such employee change the location of his or her job or office by a distance of more than 25 miles; (v) reduction of responsibilities or required reporting to a person of lower rank or responsibilities; or (vi) a successor’s failure to expressly assume in writing the employment agreement. Upon termination by the employee pursuant to this provision, the employee is entitled to the same amounts described under “Payments Made Upon Termination Without Cause at Employer’s Election During the Term” above. In addition, if an executive’s termination is deemed to occur in connection with a change in control under the Tax Code, certain executives are entitled to a tax gross up on the excise tax if the executive’s benefits trigger an excise tax. Pursuant to the terms of the applicable stock option agreements and restricted stock grant agreements, some or all of the unvested options and restricted stock held by the named executive officers would immediately vest upon termination by the Company without cause or upon termination by the employee for good reason after a change in control.

Payments Made Upon Termination

The tables below reflect the amount of compensation that would become payable to each of the named executive officers under existing agreements and arrangements if the named executive’s employment had terminated on December 31, 2010 given the named executive’s compensation as of such date and, if applicable, based on the Company’s closing stock price on that date. These benefits are in addition to benefits available prior to the occurrence of any termination of employment, including under then-exercisable stock options, and benefits generally available to all salaried employees, such as distributions under the company’s 401(k) plan. In addition, in connection with any actual termination of employment, the Compensation Committee may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described below, as the Committee determines appropriate.

The actual amounts that would be paid upon a named executive officer’s termination of employment can only be determined at the time of such executive’s separation from the Company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event and the Company’s stock price.

Stephen A. Wynn

In the case of Mr. Wynn, the payment to be made upon death or disability is the salary and bonus that would be payable during the remaining term of the contract with a limit at 4 years, and upon “Termination Without Cause at Employer’s Election During the Term” and “Termination by Employee for Good Reason After Change in Control for Good Reason” is three times the salary and bonus that would be payable during the remaining term of the contract with a limit of 4 years.

	Termination Upon Death or Complete Disability	Termination without Cause at Employer’s Election During the Term	Termination by Employee for Good Reason After Change in Control
Base Salary	$13,000,000	$39,000,000	$39,000,000
Bonus	$32,500,000	$97,500,000	$97,500,000
Stock Options/Restricted Stock	N/A	N/A	N/A
Company Paid Life Insurance	$2,000,000	$0	$0
Tax Gross Up	$0	$0	$57,991,436
Benefits(1)	$415,421	$415,421	$606,200

(1)	Continued health benefits for remainder of the term or until covered by another plan. Amounts shown reflect an estimated cost including tax equalization for providing such benefits through the remainder of the term.

Matt Maddox

	Termination Upon Death or Complete Disability	Termination without Cause at Employer’s Election During the Term	Termination by Employee for Good Reason After Change in Control
Base Salary	Amount earned and unpaid through the date of termination.	$2,916,667	$2,916,667
Bonus	$0	$5,833,333	$5,833,333
Stock Options/Restricted Stock(1)(2)(3)(4)	$21,131,400	$2,644,836	$5,817,000
Company Paid Life Insurance	$1,000,000	$0	$0
Tax Gross Up	$0	$0	$3,779,888
Benefits(5)	$0	$302,911	$442,021

(1)	Upon death, complete disability or change of control, unvested stock options of 175,000 would vest in full immediately. Upon termination without cause, 175,000 stock options would vest on a prorated basis based on the number of months since the grant date, so long as the employee’s employment agreement with the company has not terminated or expired. Using the closing price on December 31, 2010, the value of such stock options upon exercise would have been $0.
(2)	Upon death or complete disability, unvested stock options of 270,000 would vest in full immediately. Using the closing price on December 31, 2010, the value of such stock options upon exercise would have been $15,314,400.
(3)	Upon death, complete disability or change of control, 50,000 shares of restricted stock would vest in full immediately so long as the employee’s employment agreement with the Company has not terminated or expired. Using the closing price on December 31, 2010, the value of such 50,000 shares would have been $5,192,000 plus accrued dividends of $625,000.
(4)	Upon termination without cause, 50,000 shares of restricted stock would vest on a prorated basis based on the number of months since the grant date so long as the employee’s employment agreement with the Company has not terminated or expired, and another 10,000 shares of restricted stock would vest prorated based on the number of months since the grant date regardless of the status of the employee’s employment contract. Using the closing price on December 31, 2010, the value of such 22,364 shares would have been $2,322,278, plus accrued dividends of $322,558.

(5)	Continued health benefits for remainder of term or until covered by another plan. Amounts shown reflect an estimated cost including tax equalization for providing such benefits through the remainder of the term.

Marc D. Schorr

	Termination Upon Death or Complete Disability	Termination without Cause at Employer’s Election During the Term	Termination by Employee for Good Reason After Change in Control
Base Salary	Amount earned and unpaid through the date of termination.	$3,666,667	$3,666,667
Bonus	$0	$7,333,333	$7,333,333
Stock Options/Restricted Stock(1)(2)(3)	$54,609,000	$8,013,267	$29,085,000
Company Paid Life Insurance	$2,000,000	$0	$0
Tax Gross Up	$0	$0	$0
Benefits(4)	$0	$190,401	$190,401

(1)	Upon death or complete disability, unvested stock options of 450,000 would vest in full immediately. Using the closing price on December 31, 2010, the value of such stock options upon exercise would have been $25,524,000.
(2)	Upon death, complete disability or change of control, 250,000 shares of restricted stock would vest in full, so long as the employee’s employment agreement with the company has not terminated or expired. Using the closing price on December 31, 2010, the value of such restricted stock grants upon vesting would have been $25,960,000, plus accrued dividends of $3,125,000.
(3)	Upon termination without cause 250,000 shares of restricted stock would vest on a prorated basis based on the number of months since the grant date, so long as the employee’s employment agreement with the company has not terminated or expired. Using the closing price on December 31, 2010, the value of such 68,878 shares would have been $7,152,292 plus accrued dividends of $860,975.
(4)	Continued health benefits for remainder of term or until covered by another plan. Amounts shown reflect an estimated cost including tax equalization for providing such benefits through the remainder of the term.

Linda Chen

	Termination Upon Death or Complete Disability	Termination without Cause at Employer’s Election During the Term	Termination by Employee for Good Reason After Change in Control
Base Salary	Amount earned and unpaid through the date of termination.	$6,000,000	$6,000,000
Bonus	$0	$12,000,000	$12,000,000
Stock Options/Restricted Stock(1)(2)(3)(4)	$26,948,400	$12,983,811	$11,634,000
Company Paid Life Insurance	$1,500,000	$0	$0
Tax Gross Up	$0	$0	$11,528,877
Benefits(5)	$0	$605,000	$1,389,208

(1)	Upon death, complete disability or change of control, unvested stock options of 175,000 would vest in full immediately. Upon termination without cause, 175,000 stock options would vest on a prorated basis based on the number of months since the grant date, so long as the employee’s employment agreement with the Company has not terminated or expired. Using the closing price on December 31, 2010, the value of such stock options upon exercise would have been $0.
(2)	Upon death or complete disability, unvested stock options of 270,000 would vest in full immediately. Using the closing price on December 31, 2010, the value of such stock options upon exercise would have been $15,314,400.

(3)	Upon death, complete disability or change of control, 100,000 shares of restricted stock would vest in full immediately. Using the closing price on December 31, 2010, the value of such 100,000 shares would have been $10,384,000, plus accrued dividends of $1,250,000.
(4)	Upon termination without cause 200,000 shares of restricted stock would vest on a prorated basis based on the number of months since the grant date. Using the closing price on December 31, 2010, the value of such 104,009 shares would have been $10,800,294, plus accrued dividends of $2,183,517.
(5)	Continued health benefits for remainder of term or until covered by another plan. Amounts shown reflect an estimated cost including tax equalization for providing such benefits through the remainder of the term.

Kim Sinatra

	Termination Upon Death or Complete Disability	Termination without Cause at Employer’s Election During the Term	Termination by Employee for Good Reason After Change in Control
Base Salary	Amount earned and unpaid through the date of termination.	$2,166,667	$2,166,667
Bonus	0	$1,105,000	$1,105,000
Stock Options/Restricted Stock(1)(2)(3)(4)	$15,670,500	$3,450,751	$2,908,500
Company Paid Life Insurance	$650,000	$0	$0
Tax Gross Up	$0	$0	$0
Benefits(5)	$0	$346,184	$346,184

(1)	Upon death, complete disability or change of control, unvested stock options of 75,000 would vest in full immediately. Upon termination without cause, 75,000 stock options would vest on a prorated basis based on the number of months since the grant date, so long as the employee’s employment agreement with the Company has not terminated or expired. Using the closing price on December 31, 2010, the value of such stock options upon exercise would have been $0.
(2)	Upon death or complete disability, unvested stock options of 225,000 would vest in full immediately. Using the closing price on December 31, 2010, the value of such stock options upon exercise would have been $12,762,000.
(3)	Upon death, complete disability or change of control, 25,000 shares of restricted stock would vest in full, so long as the employee’s employment agreement with the company has not terminated or expired. Using the closing price on December 31, 2010, the value of such restricted stock grants upon vesting would have been $2,596,000, plus accrued dividends of $312,500.
(4)	Upon termination without cause 25,000 shares of restricted stock would vest on a prorated basis based on the number of months since the grant date, so long as the employee’s employment agreement with the company has not terminated or expired and another 25,000 shares of restricted stock would vest 20% for each full year from the date of grant to the effective date of termination. Using the closing price on December 31, 2010, the value of such 27,598 shares would have been $2,865,776 plus accrued dividends of $584,975.
(5)	Continued health benefits for remainder of term or until covered by another plan. Amounts shown reflect an estimated cost including tax equalization for providing such benefits through the remainder of the term.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes, as of December 31, 2010, compensation plans under which our equity securities are authorized for issuance, aggregated as to: (i) all compensation plans previously approved by stockholders; and (ii) all compensation plans not previously approved by stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1) (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column(a)) (c)
Equity compensation plans approved by security holders	3,252,708	$61.97	4,107,378
Equity compensation plans not approved by security holders	—	—	—

Total	3,252,708	$61.97	4,107,378

(1)	This amount excludes restricted stock awards issued. In addition to the above, there are 861,000 shares of unvested restricted stock awards outstanding under the stockholder-approved plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Historically, the Audit Committee of the Board of Directors has reviewed for approval or ratification all transactions between the Company and any related person, regardless of amount. In February, 2007, the Audit Committee adopted a written policy codifying its prior practice. The policy applies to transactions with any related person, which SEC rules define to include directors, director nominees, executive officers, beneficial owners of in excess of 5% of the outstanding shares of the Company’s common stock, and their respective immediate family members. The policy classifies as pre-approved (a) employment of executive officers and director compensation if the compensation is required to be reported under Item 402 of the SEC’s compensation disclosure requirements; (b) transactions with another company or charitable contributions if the related person’s only relationship is as an employee (other than executive officer), director or beneficial owner of less than 10% of that company’s or donee’s shares if the aggregate amount does not exceed the greater of $100,000 or 2% of that company’s or donee’s total annual revenues; (c) transactions where the related person’s interest arises solely from the ownership of the Company’s stock and all stockholders benefit on a pro rata basis; (d) transactions involving competitive bids; (e) regulated transactions involving services as a common carrier or public utility at rates fixed in conformity with law or governmental authority; and (f) transactions with related parties involving a bank as depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services. The Committee receives notice of the occurrence of all pre-approved transactions. All other transactions with related persons are subject to approval or ratification by the Committee. In determining whether to approve or ratify a transaction, the Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

The following are the material transactions or agreements between the Company and related persons. The Audit Committee has approved or ratified all of these transactions that occurred after the date of the adoption of the policy.

Stockholders Agreement.

On January 6, 2010, Mr. Wynn, the Chairman of the Board and Chief Executive Officer of the Company, Elaine P. Wynn, a director of the Company, and Aruze USA, each greater than 5% stockholders of the Company, entered into an Amended and Restated Stockholders Agreement (the “Amended and Restated Stockholders Agreement”) whereby that certain Stockholders Agreement, entered into as of April 11, 2002, between Mr. Wynn and Aruze, as amended by that certain Amendment to Stockholders Agreement, entered into as of November 8, 2006, between Mr. Wynn and Aruze, the Waiver and Consent, dated July 31, 2009, and the Waiver and Consent, dated August 13, 2009, was amended and restated in its entirety. Pursuant to the Amended and Restated Stockholders Agreement, Elaine P. Wynn (a) became a party to the Amended and Restated Stockholders Agreement in connection with her ownership of 11,076,709 shares of the Company’s common stock that were transferred to Elaine P. Wynn by Mr. Wynn and (b) became subject to the covenants and provisions thereof, including with respect to voting agreements, preemptive rights, rights of first refusal, tag-along rights and certain other restrictions on transfer of such shares subject to release of $10 million of such shares on January 6, 2010 and on each of the following nine anniversaries thereof. In addition, the Amended and Restated Stockholders Agreement amended the voting agreement provision to provide that each of Mr. Wynn, Elaine P. Wynn and Aruze agree to vote all shares of the Company held by them and subject to the terms of the Amended and Restated Stockholders Agreement in a manner so as to elect to the Company’s Board of Directors each of the nominees contained on each and every slate of directors endorsed by Mr. Wynn, which slate will include, subject to certain conditions, Elaine P. Wynn and, so long as such slate results in a majority of directors at all times being candidates endorsed by Mr. Wynn, nominees approved by Aruze.

Art Work.    Since June 2006, Wynn Las Vegas has leased certain pieces of fine art from Mr. Wynn for an annual fee of one dollar ($1). Wynn Las Vegas is responsible for all expenses incurred in exhibiting and safeguarding those works that it exhibits under the lease, including the cost of insurance (including terrorism insurance) and taxes.

Surname and Rights of Publicity Agreements.    On August 6, 2004, Wynn Resorts Holdings, LLC entered into agreements with Mr. Wynn that confirm and clarify Wynn Resorts Holdings’ rights to use the “Wynn” name and Mr. Wynn’s persona in connection with its casino resorts. Under the parties’ Surname Rights Agreement, Mr. Wynn granted Wynn Resorts Holdings an exclusive, royalty-free, fully paid, perpetual, worldwide license to use, and to own and register trademarks and service marks incorporating the “Wynn” name for casino resorts and related businesses, together with the right to sublicense the name and marks to its affiliates. Under the parties’ Rights of Publicity License, Mr. Wynn granted Wynn Resorts Holdings the exclusive, royalty-free, worldwide right to use his full name, persona and related rights of publicity for casino resorts and related businesses, together with the ability to sublicense the persona and publicity rights to its affiliates, until October 24, 2017.

Villa Lease.    Mr. Wynn and Elaine P. Wynn each lease a villa suite in the Wynn Las Vegas resort.

On March 17, 2010, Elaine P. Wynn and Wynn Las Vegas entered into an Agreement of Lease (the “New EW Lease”) for the lease of a villa suite as Elaine P. Wynn’s personal residence. The New EW Lease was approved by the Audit Committee of the Board of Directors of the Company. The term of the lease commenced as of March 1, 2010 and terminated December 31, 2010. The lease continued on a month-to-month and was terminated effective March 31, 2011. Pursuant to the terms of the New EW Lease, Elaine P. Wynn will pay annual rent equal to $350,000, which amount was determined based on a third-party appraisal. Certain services for, and maintenance of, the villa suite are included in the rental. The New EW Lease superseded the terms of the prior agreement.

On March 18, 2010, Mr. Wynn and Wynn Las Vegas entered into an Amended and Restated Agreement of Lease (the “New SW Lease”) for two fairway villas to serve as Mr. Wynn’s personal residence. The New SW Lease amends and restates the prior lease. The New SW Lease was approved by the Audit Committee of the Board of Directors of the Company. The term of the lease commenced as of March 1, 2010 and runs concurrent with Mr. Wynn’s employment agreement with the Company; provided that either party may terminate on 90 days notice. Pursuant to the New SW Lease, the rental value of the fairway villas will be treated as imputed income to Mr. Wynn, and will be equal to the fair market value of the accommodations provided. Effective March 1, 2010, and for the first two years of the term of the New SW Lease, the rental value will be $503,831 per year, which amount was determined based on a third-party appraisal. The rental value for the fairway villas will be re-determined every two years during the term of the lease based upon an independent third-party appraisal. Certain services for, and maintenance of, the fairway villas are included in the rental.

Home Purchase.    In May 2010, the Company entered into a new employment agreement with Linda Chen, who is also a director. The term of the new employment agreement is through February 24, 2020. Under the terms of the new employment agreement, the Company purchased a home in Macau for use by Ms. Chen for approximately $5.4 million, and will expend additional funds to renovate the home and will also provide Ms. Chen the use of an automobile in Macau. Upon the occurrence of certain events set forth below, Ms. Chen shall have the option to purchase the home at the then fair market value of the home (as determined by an independent appraiser) less a discount equal to ten percentage points multiplied by each anniversary of the term of the agreement that has occurred (the “Discount Percentage”). The option is exercisable for (a) no consideration at the end of the term, (b) $1.00 in the event of termination of Ms. Chen’s employment without “cause” or termination of Ms. Chen’s employment for “good reason” following a “change of control” and (c) at a price based on the applicable Discount Percentage in the event Ms. Chen terminates the agreement due to material breach by the Company. Upon Ms. Chen’s termination for “cause,” Ms. Chen will be deemed to have elected to purchase the Macau home based on the applicable Discount Percentage unless the Company determines to not require Ms. Chen to purchase the home. If Ms. Chen’s employment terminates for any other reason before the expiration of the term (e.g., because of her death or disability or due to revocation of gaming license), the option will terminate.

Aircraft Arrangements.    Messrs. Wynn and Schorr, the Company’s Chief Operating Officer, have time-sharing agreements with Las Vegas Jet, LLC, a wholly owned indirect subsidiary of the Company, covering their personal use of Company-owned aircraft. These time-share agreements require the Company to include as taxable compensation of such executive, his and his family’s share of the direct costs that the Company incurs in operating the aircraft, up to an amount determined by using the Internal Revenue Service Standard Industry Fare Level (SIFL) tables. During 2010, the following amounts were included in the executives’ taxable compensation pursuant to these timesharing arrangements: Mr. Wynn $314,087 and Mr. Schorr $122,177. In the event that direct costs in operating the aircraft exceed the amounts determined by using the SIFL method, such additional costs are paid for by the Company.

Reimbursable Costs.    The Company periodically provides services to certain of its executive officers and directors, including the personal use of employees, construction work and other personal services. These certain officers and directors have deposits with the Company to prepay any such items. These deposits are replenished on an ongoing basis as needed. At December 31, 2010, Mr. Wynn, had a net deposit balance with the Company of $187,724.

Aruze Slot Purchase.    In 2010, Wynn Macau, an affiliate of the Company, purchased slot machines, along with related parts and services, from Aruze USA, a corporation for which one of our directors, Mr. Okada, currently serves as Chairman and Treasurer, for use at Wynn Macau. The Aruze purchases were made in an arm’s length transaction at market prices for a total purchase price of approximately $324,685.

TransOrbit.    Each of Wynn Las Vegas and Wynn Macau has entered into agreements with TransOrbit, a travel agency affiliated with Universal for the sale of rooms in their hotel. Wynn Las Vegas and Wynn Macau provide a certain number of hotel rooms to TransOrbit at a wholesale net rate in which TransOrbit can sell the rooms to tour operators and travel agents as part of a travel package. The agreement with TransOrbit is at arms length and similar to other agreements with tour operators. One of Wynn Resorts’ directors, Mr. Okada, currently serves as Chairman of Universal.

Tax Indemnification Agreement.    In 2002, Stephen A. Wynn, Aruze USA, Baron Asset Fund, and the Kenneth R. Wynn Family Trust (referred to collectively as the “Valvino members”), Valvino and the Company entered into a tax indemnification agreement relating to their respective income tax liabilities from the contribution of their Valvino membership interests to the Company. The tax indemnification agreement generally provides that the Valvino members will be indemnified by the Company and its subsidiaries for additional tax costs (including interest and penalties) caused by reallocations of income or deductions that increase the taxable income or decrease the tax loss of the Valvino members for the period prior to the contribution of the Valvino membership interests. Any payment made pursuant to the agreement by the Company or any of its subsidiaries to the Valvino members may be non-deductible for income tax purposes.

Other.    In addition to the above, the Company (or its subsidiaries) employs (a) Eddie Tseng, the spouse of Ms. Chen, President of Wynn International Marketing and a director of the Company, as Senior Vice President of Customer Development of Worldwide Wynn, LLC; (b) Michael Pascal, the brother of Elaine P. Wynn, as a Senior Executive Host of Wynn Las Vegas, and (c) Mr. Michael Pascal’s wife, Mary Ann Pascal, as a Host at Wynn Las Vegas. In addition, Andrew Pascal, the nephew of Elaine P. Wynn, was employed as the President of Wynn Las Vegas until his resignation in November 2010. The Audit Committee of the Company approved each such employment arrangement in advance and determined that compensation was at (or below) levels paid to non-family members. Total compensation paid to the above named individuals for 2010 included the following amounts calculated in the same manner as the Summary Compensation Table values presented for named executive officers: (a) to Eddie Tseng, base salary and bonus of $572,000, and other compensation of $436, (b) to Michael Pascal, base salary and bonus of $126,943, and other compensation of $1,891, (c) to Mary Ann Pascal, base salary and bonus of $185,923, and other compensation of $373,and (d) to Andrew Pascal, base salary and separation payment of $1,690,192, and other compensation of $414,086. The Company anticipates that these individuals, except for Andrew Pascal, who resigned in 2010, will continue to serve in their respective positions during 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires the Company’s executive officers and directors and persons who own more than 10% of the Company’s common stock to file reports of ownership on Forms 3, 4 and 5 with the SEC. Executive officers, directors and 10% stockholders are also required to furnish the Company with copies of all Forms 3, 4 and 5 they file. Based solely on the Company’s review of the copies of such forms it has received, the Company believes that all its executive officers, directors and greater than 10% beneficial owners complied with all the filing requirements applicable to them with respect to transactions during 2010.

STOCKHOLDER PROPOSALS

For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at our 2012 Annual Meeting, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934. Such proposals must be received by the Company at its offices at 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109 no later than December 9, 2011.

In addition, our Bylaws provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting. Notice of a nomination or proposal must be delivered to us not less than 60 days and not more than 90 days prior to the date of the meeting, or not more than 10 days from the public announcement of the meeting if the meeting is first publicly announced less than 70 days prior to the date of the meeting. Accordingly, for our 2012 Annual Meeting, notice of a nomination or proposal must be delivered to us no later than March 18, 2012 and no earlier than February 17, 2012. Nominations and proposals also must satisfy other requirements set forth in the Bylaws. If a stockholder fails to comply with the forgoing notice provision or with certain additional procedural requirements under SEC rules, the Company will have authority to vote shares under proxies we solicit when and if the nomination or proposal is raised at the Annual Meeting and, to the extent permitted by law, on any other business that may properly come before the Annual Meeting and any adjournments or postponements. The Chairman of the Board may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

ANNUAL REPORT

Our financial statements for the year ended December 31, 2010, are included in our 2010 Annual Report to Stockholders, which we are providing to our stockholders at the same time as this proxy statement. Our annual report and this proxy statement are also posted on the Internet at http://www.wynnresorts.com. If you would like to receive a printed copy of these materials, please call our Investor Relations department at (702)770-7555 or send a written request to the Company at Wynn Resorts, Limited, 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attn: Investor Relations, and we will send a copy to you.

HOUSEHOLDING

The broker, bank or other nominee for any stockholder who is a beneficial owner, but not the record holder, of the Company’s shares may deliver only one copy of the Company’s Notice of Internet Availability and, as applicable, any additional proxy materials that are delivered, to multiple stockholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of the Notice of Internet Availability or proxy statement and annual report to a stockholder at a shared address to which a single copy of the document was delivered. A stockholder who wishes to receive a separate copy of the Notice of Internet Availability or proxy statement and annual report, now or in the future, should submit their request to the Company by telephone at (702) 770-7555 or by submitting a written request to Investor Relations, Wynn Resorts, Limited, 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109. Beneficial owners sharing an address who are receiving multiple copies of the Notice of Internet Availability or proxy statement and annual report and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy be mailed to all stockholders at the shared address in the future. However, please note that if you wish to receive a paper proxy card or voting instruction form or other proxy materials for purposes of this year’s annual meeting, you should follow the instructions included in the Notice of Internet Availability that was sent to you.

APPENDIX A

Stockholders are being asked to approve the amendment to Section 4(b)(ii) of the 2002 Plan that is indicated in the marked text below. The Board of Directors intends to adopt the other amendments marked in the text below to permit additional forms of awards that are essentially the same as the forms of awards currently authorized under the 2002 Plan.

AMENDED AND RESTATED

WYNN RESORTS, LIMITED

2002 STOCK INCENTIVE PLAN

Effective as of May ~~12, 2010~~17, 2011

1. Purposes of the Plan.    The purposes of this Plan are:

(a) to attract and retain the best available personnel for positions of substantial responsibility,

(b) to provide additional incentive to selected key Employees, Consultants and Directors, and

(c) to promote the success of the Company’s business.

2. Definitions.    For the purposes of this Plan, the following terms will have the following meanings:

(a) “Administrator” means the Board or any of its Committees that administer the Plan, in accordance with Section 4.

(b) “Applicable Laws” means the legal requirements relating to the administration of and issuance of securities under stock incentive plans, including, without limitation, the requirements of state corporations law, federal and state securities law, federal and state tax law, and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted. For all purposes of this Plan, references to statutes and regulations shall be deemed to include any successor statutes and regulations, to the extent reasonably appropriate as determined by the Administrator.

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” shall have the meaning set forth in a Grantee’s employment or consulting agreement with the Company (if any), or if not defined therein, shall mean (i) acts or omissions by the Grantee which constitute intentional material misconduct or a knowing violation of a material policy of the Company or any of its subsidiaries, (ii) the Grantee personally receiving a benefit in money, property or services from the Company or any of its subsidiaries or from another person dealing with the Company or any of its subsidiaries, in material violation of applicable law or Company policy, (iii) an act of fraud, conversion, misappropriation, or embezzlement by the Grantee or his conviction of, or entering a guilty plea or plea of no contest with respect to, a felony, or the equivalent thereof (other than DUI), or (iv) any material misuse or improper disclosure of confidential or proprietary information of the Company.

(e) “Change of Control” means the occurrence of any one of the following events:

(i) the direct or indirect acquisition by an unrelated “Person” or “Group” of “Beneficial Ownership” (as such terms are defined below) of more than fifty percent (50%) of the voting power of the Company’s issued and outstanding voting securities in a single transaction or a series of related transactions;

(ii) the direct or indirect sale or transfer by the Company of substantially all of its assets to one or more unrelated Persons or Groups in a single transaction or a series of related transactions;

(iii) the consummation of the merger, consolidation or reorganization of the Company with or into another corporation or other entity in which the Beneficial Owners of more than fifty percent (50%) of the voting power of the Company’s issued and outstanding voting securities immediately before such merger or consolidation do not own more than fifty percent (50%) of the voting power of the issued and outstanding voting securities of the surviving corporation or other entity immediately after such merger, consolidation or reorganization; or

(iv) more than fifty percent (50%) of the members of the Company’s Board are individuals who were neither members of the Board immediately following the closing of the Company’s initial public offering nor individuals whose election (or nomination for election) to the Board was approved by a vote of at least fifty percent (50%) of the members of the Board immediately before such election or nomination (“Approved Directors”).

For purposes of determining whether a Change of Control has occurred, the following Persons and Groups shall not be deemed to be “unrelated”: (i) Stephen A. Wynn, the spouse, siblings, children, grandchildren or great grandchildren of Stephen A. Wynn, any trust primarily for the benefit of the foregoing persons, or any affiliate of any of the foregoing persons, (B) any Person or Group directly or indirectly having Beneficial Ownership of more than fifty percent (50%) of the issued and outstanding voting power of Company’s voting securities immediately before the transaction in question, (C) any Person or Group of which the Company has Beneficial Ownership of more than fifty percent (50%) of the voting power of the issued and outstanding voting securities immediately before the transaction in question, and (D) any Person or Group of which more than fifty percent (50%) of the voting power of the issued and outstanding voting securities are owned, directly or indirectly, by Beneficial Owners of more than fifty percent (50%) of the issued and outstanding voting power of the Company’s voting securities immediately before the transaction in question. The terms “Person,” “Group,” “Beneficial Owner,” and “Beneficial Ownership” shall have the meanings used in the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the “Exchange Act”).

Notwithstanding the foregoing, an individual shall not be deemed to be an Approved Director if such individual became a member of the Board as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies by or on behalf of anyone other than the Board (a “Proxy Contest”), or as a result of an agreement to avoid or settle an Election Contest or Proxy Contest.

(f) “Code” means the Internal Revenue Code of 1986, as amended. For all purposes of this Plan, references to Code sections shall be deemed to include any successor Code sections, to the extent reasonably appropriate as determined by the Administrator.

(g) “Committee” means a Committee appointed by the Board in accordance with Section 4.

(h) “Common Stock” means the common stock, $0.01 par value per share, of the Company.

(i) “Company” means Wynn Resorts, Limited, a Nevada corporation.

(j) “Consultant” means any natural person, including an advisor, engaged by the Company or a Parent or Subsidiary to render bona fide services and who is compensated for such services, provided that the term “Consultant” does not include (i) Employees, (ii) Directors who are paid only a director’s fee by the Company or who are not compensated by the Company for their services as Directors or (iii) any person who provides services in connection with the offer or sale of securities in a capital-raising transaction, or who directly or indirectly promotes or maintains a market for the securities of the Company.

(k) “Continuous Status as an Employee, Director or Consultant” means that the employment, director or consulting relationship is not interrupted or terminated by the Company, any Parent or Subsidiary, or by the

Employee, Director or Consultant. Continuous Status as an Employee, Director or Consultant will not be considered interrupted in the case of: (i) any leave of absence approved by the Board or required by Applicable Law, including sick leave, military leave, or any other personal leave, provided, that for purposes of Incentive Stock Options, any such leave may not exceed 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract (including certain Company policies) or statute; (ii) transfers between locations of the Company or between the Company, its Parent, its Subsidiaries or its successor, or (iii) in the case of a Nonqualified Stock Option or Stock Award, the ceasing of a person to be an Employee while such person remains a Director or Consultant, the ceasing of a person to be a Director while such person remains an Employee or Consultant, or the ceasing of a person to be a Consultant while such person remains an Employee or Director.

(l) “Director” means a member of the Board.

(m) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(n) “Employee” means any person, including Officers and Directors employed as a common law employee by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient, in and of itself, to constitute “employment” by the Company.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation, the National Market System of NASDAQ, the Fair Market Value of a Share of Common Stock will be (A) the closing sales price for such stock (or the closing bid, if no sales are reported) as quoted on that system or exchange (or the system or exchange with the greatest volume of trading in Common Stock) on the last market trading day prior to the day of determination, or (B) any sales price for such stock (or the closing bid, if no sales are reported) as quoted on that system or exchange (or the system or exchange with the greatest volume of trading in Common Stock) on the day of determination, as the Administrator may select, as reported in the Wall Street Journal or any other source the Administrator considers reliable.

(ii) If the Common Stock is quoted on the NASDAQ System (but not on the NASDAQ National Market System) or is regularly quoted by recognized securities dealers but selling prices are not reported, the Fair Market Value of a Share of Common Stock will be the mean between the high bid and low asked prices for the Common Stock on (A) the last market trading day prior to the day of determination, or (B) the day of determination, as the Administrator may select, as reported in the Wall Street Journal or any other source the Administrator considers reliable.

(iii) If the Common Stock is not traded as set forth above, the Fair Market Value will be determined in good faith by the Administrator with reference to the earnings history, book value and prospects of the Company in light of market conditions generally, and any other factors the Administrator considers appropriate, such determination by the Administrator to be final, conclusive and binding.

(q) “Family Member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Grantee’s household (other than a tenant or employee), a trust in which these persons (or the Grantee) control the management of assets, and any other entity in which these persons (or the Grantee) own more than fifty percent of the voting interests.

(r) “Grant Notice” shall mean a written notice evidencing certain terms and conditions of an individual Option grant. The Grant Notice is part of the Option Agreement.

(s) “Grantee” shall mean (i) any Optionee or (ii) any Employee, Consultant or Director to whom a Stock Award has been granted pursuant to this Plan.

(t) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(u) “NASDAQ” means the National Association of Securities Dealers, Ltd. Automated Quotation System.

(v) “Nonqualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(w) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(x) “Option” means a stock option granted under this Plan and, unless the context otherwise requires, any term or provision of this Plan applicable to an Option shall also apply to any Stock Appreciation Right granted under the Plan.

(y) “Option Agreement” means a written agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. Each Option Agreement is subject to the terms and conditions of this Plan.

(z) “Option Exchange Program” means a program in which outstanding Options (including, for the avoidance of doubt, any Stock Appreciation Rights) with an exercise price above the then Fair Market Value of a Share are surrendered in exchange for Options or Stock Appreciation Rights with a lower exercise price, other equity awards or cash, provided that an adjustment pursuant to Section 15 of this Plan shall not be deemed an Option Exchange Program.

(aa) “Optioned Stock” means the Common Stock subject to an Option.

(bb) “Optionee” means an Employee, Consultant or Director who holds an outstanding Option.

(cc) “Parent” means a “parent corporation” with respect to the Company, whether now or later existing, as defined in Section 424(e) of the Code.

(dd) “Plan” means this 2002 Stock Incentive Plan.

(ee) “Section” means, except as otherwise specified, a section of this Plan.

(ff) “Share” means a share of the Common Stock, as adjusted in accordance with Section 15.

(gg) “Stock Award” ~~shall mean a grant or sale by the Company of a specified number of shares upon terms and conditions determined by the Administrtor.~~means an award or issuance of Shares or Stock Units made under Section 13 of the Plan, the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including without limitation continued employment or performance conditions) and terms as are determined by the Administrator and expressed in the agreement or other documents evidencing the Award (the “Stock Award Agreement”).

(hh) “Stock Unit” means a bookkeeping entry representing an amount equivalent to the Fair Market Value of one Share, payable in cash, property or Shares. Stock Units represent an unfunded and unsecured obligation of the Company, except as otherwise provided for by the Administrator.

(ii) “Stock Appreciation Right” means a right that entitles the Grantee to receive, in cash or Shares (as determined by the Administrator), value equal to or otherwise based on the excess of (i) the Fair Market Value of a specified number of Shares at the time of exercise over (ii) the aggregate exercise price of the right, as established by the Administrator on the date of grant. Stock Appreciation Rights may be granted to Grantees either alone (freestanding) or in addition to or in tandem with other Options or Stock Awards granted under the Plan and may, but need not, relate to a specific Option granted under the Plan. Any Stock Appreciation Right granted in tandem with an Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option. All Stock Appreciation Rights under the Plan shall be granted subject to the same terms and conditions applicable to Options as set forth in Sections 7 and 9 through 12 of the Plan; provided, however, that Stock Appreciation Rights granted in tandem with a previously granted Option shall have the terms and conditions of such Option. Subject to the provisions of Sections 7 and 9 through 12 of the Plan, the Administrator may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Shares or cash as determined by the Administrator.

(~~hh~~jj) “Subsidiary” means (i) a “subsidiary corporation” with respect to the Company, whether now or later existing, as defined in Section 424(f) of the Code, or (ii) a limited liability company, whether now or later existing, which would be a “subsidiary corporation” with respect to the Company under Section 424(f) of the Code if it were a corporation.

3. Stock Subject to the Plan.    Subject to the provisions of Section 15 of the Plan, the maximum aggregate number of Shares which may be issued under the Plan will be 12,750,000 Shares of Common Stock. The Shares may be authorized, but unissued, or reacquired Common Stock.

If an Option expires or becomes unexercisable without having been exercised in full, or is surrendered pursuant to an Option Exchange Program, or if a Stock Award shall be cancelled or surrendered or expire for any reason without having been received in full, the Shares that were not purchased or received or that were cancelled will become available for future grant or sale under the Plan (unless the Plan has terminated). If the Company repurchases Shares which were issued pursuant to the exercise of an Option or grant of a Stock Award, however, those repurchased Shares will not be available for future grant under the Plan.

4. Administration of the Plan.

(a) Procedure.

(i) Composition of the Administrator.    Unless the Board expressly resolves to the contrary, the Plan will be administered only by a Committee, which will then consist solely of persons appointed by the Board, each of whom are both “non-employee directors” within the meaning of Rule 16b-3 promulgated under the Exchange Act and “outside directors” within the meaning of Section 162(m) of the Code; provided, however, the failure of the Committee to be composed solely of individuals who are both “non-employee directors” and “outside directors” shall not render ineffective or void any awards or grants made by, or other actions taken by, such Committee.

(ii) Multiple Administrative Bodies.    The Plan may be administered by different bodies with respect to Directors, Officers who are not Directors, and Employees and Consultants who are neither Directors nor Officers.

(b) Powers of the Administrator.    Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to that Committee, the Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value of the Common Stock, in accordance with Section 2(o);

(ii) to select the Employees, Consultants or Directors to whom Options or Stock Awards may be granted; ~~provided, however, that the Administrator shall have no authority or discretion to grant an Option or Stock Award to any Employee, Consultant or Director who owns more than five percent of the issued and outstanding Common Stock;~~

(iii) to determine whether and to what extent Options or Stock Awards are granted, and whether Options are intended as Incentive Stock Options or Nonqualified Stock Options;

(iv) to determine the number of Shares to be covered by each Option or Stock Award granted;

(v) to approve forms of Grant Notices, Option Agreements and agreements governing Stock Awards;

(vi) to determine the terms and conditions, not inconsistent with the terms of this Plan, of any grant of Options or Stock Awards, including, but not limited to, (A) the Options’ exercise price, (B) the time or times when Options may be exercised or Stock Awards will be vested, which may be based on performance criteria or other reasonable conditions such as Continuous Status as an Employee, Director or Consultant, (C) any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Option, Optioned Stock or Stock Award, based in each case on factors that the Administrator determines in its sole discretion, including but not limited to a requirement subjecting the Optioned Stock or Shares to (1) certain restrictions on transfer (including without limitation a prohibition on transfer for a specified period of time and/or a right of first refusal in favor of the Company), and (2) a right of repurchase in favor of the Company upon termination of the Grantee’s Continuous Status as an Employee, Director or Consultant;

(vii) to accelerate the vesting or exercisability of an Option or Stock Award;

(viii) to determine the terms and restrictions applicable to Options or Stock Awards;

(ix) to modify or amend each Option or Stock Award, subject to Section 17(c);

(x) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Option previously granted by the Administrator;

(xi) to institute an Option Exchange Program, but only if such Option Exchange Program has been pre-approved by the Company’s stockholders;

(xii) to construe and interpret the terms of this Plan;

(xiii) to prescribe, amend, and rescind rules and regulations relating to the administration of this Plan; and

(xiv) to make all other determinations it considers necessary or advisable for administering this Plan.

(c) Effect of Administrator’s Decision.    The Administrator’s decisions, determinations and interpretations will be final and binding on all holders of Options or Stock Awards. The Administrator shall not be required to exercise its authority or discretion on a uniform or nondiscriminatory basis.

5. Eligibility.    Options granted under this Plan may be Incentive Stock Options or Nonqualified Stock Options, as determined by the Administrator at the time of grant. Nonqualified Stock Options and Stock Awards may be granted to Employees, Consultants and Directors. Incentive Stock Options may be granted only to Employees; provided, however, that Incentive Stock Options shall not be granted to Employees of a Subsidiary that is a limited liability company unless such limited liability company is wholly-owned by the Company or by a Subsidiary that is a corporation. If otherwise eligible, an Employee, Consultant or Director who has been granted an Option or a Stock Award may be granted additional Options or Stock Awards.

6. Limitations on Grants of Incentive Stock Options.    Each Option will be designated in the Grant Notice as either an Incentive Stock Option or a Nonqualified Stock Option. However, notwithstanding such designations, if the Shares subject to an Optionee’s Incentive Stock Options (granted under all plans of the Company or any Parent or Subsidiary), which become exercisable for the first time during any calendar year, have a Fair Market Value in excess of $100,000, the Options accounting for this excess will be treated as Nonqualified Stock Options. For purposes of this Section 6, Incentive Stock Options will be taken into account in the order in which they were granted, and the Fair Market Value of the Shares will be determined as of the time of grant.

7. Limit on Annual Grants to Individuals.    From and after such time as the Company is required to be registered pursuant to Section 12 of the Exchange Act, no Optionee may receive grants, during any fiscal year of the Company or portion thereof, of Options which, in the aggregate, cover more than 1,500,000 Shares, subject to adjustment as provided in Section 15. If an Option expires or terminates for any reason without having been exercised in full, the unpurchased shares subject to that expired or terminated Option will continue to count against the maximum numbers of shares for which Options may be granted to an Optionee during any fiscal year of the Company or portion thereof.

8. Term of the Plan.    Subject to Section 21, this Plan will become effective upon the earlier to occur of its adoption by the Board or its approval by the shareholders of the Company as described in Section 21. It will continue in effect for a term of twenty years unless terminated earlier under Section 17. Unless otherwise provided in this Plan, its termination will not affect the validity of any Option or Stock Award outstanding at the date of termination, which shall continue to be governed by the terms of this Plan as though it remained in effect.

9. Term of Option.    The term of each Option will be stated in the Option Agreement; provided, however, that in no event may the term be more than ten years from the date of grant. In addition, in the case of an Incentive Stock Option granted to an Optionee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent of the voting power of all classes of capital stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five years from the date of grant or any shorter term specified in the Option Agreement.

10. Option Exercise Price and Consideration.

(a) Exercise Price of Incentive Stock Options.    The exercise price for Shares to be issued pursuant to exercise of an Incentive Stock Option will be determined by the Administrator provided that the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the date of grant; provided, further that in the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent of the voting power of all classes of capital stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant.

(b) Exercise Price of Nonqualified Stock Options.    In the case of a Nonqualified Stock Option, the exercise price for Shares to be issued pursuant to the exercise of any such Option will be determined by the Administrator.

(c) Waiting Period and Exercise Dates.    At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions which must be satisfied before the Option may be exercised. Exercise of an Option may be conditioned upon performance criteria or other reasonable conditions such as Continuous Status as an Employee, Director or Consultant.

(d) Form of Consideration.    The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. Such consideration may consist partially or entirely of:

(i) cash;

(ii) to the extent permitted by Applicable Law, a promissory note made by the Optionee in favor of the Company;

(iii) ~~other~~ Shares issuable under the Option or owned by the Grantee that are retained or delivered (either actually or by attestation) which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which an Option will be exercised;

(iv) delivery of a properly executed exercise notice together with any other documentation as the Administrator and the Optionee’s broker, if applicable, require to effect an exercise of the Option and delivery to the Company of the sale or loan proceeds required to pay the exercise price; or

(v) any other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

(e) No Repricing without Shareholder Approval.    Other than in connection with a change in the Company’s capitalization (as described in Section 15), the Company may not, without the approval of shareholders, “reprice” any Options or Stock Appreciation Rights. For purposes of this Plan, the term “reprice” means reducing the exercise price of outstanding Options or Stock Appreciation Rights or canceling outstanding Options or Stock Appreciation Rights with a purchase price in excess of Fair Market Value in exchange for cash or new Options or Stock Appreciation Rights with a lower exercise price or other Stock Awards.

11. Exercise of Option.

(a) Procedure for Exercise; Rights as a Shareholder.    Any Option granted hereunder will be exercisable according to the terms of the Plan and at times and under conditions determined by the Administrator and set forth in the Option Agreement; provided, however, that an Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) written notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, (ii) full payment for the Shares with respect to which the Option is exercised, and (iii) all representations, indemnifications and documents reasonably requested by the Administrator. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and this Plan. Shares issued upon exercise of an Option will be issued in the name of the Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse. Until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder will exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. Subject to the provisions of Sections 14, 18, and 19, the Company will issue (or cause to be issued) such stock certificate promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 15 of the Plan. Notwithstanding the foregoing, the Administrator in its discretion may require the Company to retain possession of any certificate evidencing Shares of Common Stock acquired upon exercise of an Option, if those Shares remain subject to repurchase under the provisions of the Option Agreement or any other agreement between the Company and the Optionee, or if those Shares are collateral for a loan or obligation due to the Company.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of this Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(b) Termination of Employment or Consulting Relationship or Directorship.    If an Optionee holds exercisable Options on the date his or her Continuous Status as an Employee, Director or Consultant terminates (other than because of termination due to Cause, death or Disability), the Optionee may exercise the Options that were vested and exercisable as of the date of termination for a period of 90 days following such termination (or such other period as is set forth in the Option Agreement or determined by the Administrator). If the Optionee is not entitled to exercise his or her entire Option at the date of such termination, the Shares covered by the unexercisable portion of the Option will revert to the Plan, unless otherwise set forth in the Option Agreement or determined by the Administrator. The Administrator may determine in its sole discretion that such unexercisable portion of the Option will become exercisable at such times and on such terms as the Administrator may determine in its sole discretion. If the Optionee does not exercise an Option within the time specified above after termination, that Option will expire, and the Shares covered by it will revert to the Plan, unless otherwise set forth in the Option Agreement or determined by the Administrator.

(c) Disability of Optionee.    If an Optionee holds exercisable Options on the date his or her Continuous Status as an Employee, Director or Consultant terminates because of Disability, the Optionee may exercise the Options that were vested and exercisable as of the date of termination for a period of 12 months following such termination (or such other period as is set forth in the Option Agreement or determined by the Administrator). If the Optionee is not entitled to exercise his or her entire Option at the date of such termination, the Shares covered by the unexercisable portion of the Option will revert to the Plan, unless otherwise set forth in the Option Agreement or determined by the Administrator. The Administrator may determine in its sole discretion that such unexercisable portion of the Option will become exercisable at such times and on such terms as the Administrator may determine in its sole discretion. If the Optionee does not exercise an Option within the time specified above after termination, that Option will expire, and the Shares covered by it will revert to the Plan, unless otherwise set forth in the Option Agreement or determined by the Administrator.

(d) Death of Optionee.    If an Optionee holds exercisable Options on the date his or her death, the Optionee’s estate or a person who acquired the right to exercise the Option by bequest or inheritance may exercise the Options that were vested and exercisable as of the date of death for a period of 12 months following the date of death (or such other period as is set forth in the Option Agreement or determined by the Administrator). If the Optionee is not entitled to exercise his or her entire Option at the date of death, the Shares covered by the unexercisable portion of the Option will revert to the Plan, unless otherwise set forth in the Option Agreement or determined by the Administrator. The Administrator may determine in its sole discretion that such unexercisable portion of the Option will become exercisable at such times and on such terms as the Administrator may determine in its sole discretion. If the Optionee’s estate or a person who acquired the right to exercise the Option by bequest or inheritance does not exercise an Option within the time specified above after termination, that Option will expire, and the Shares covered by it will revert to the Plan, unless otherwise set forth in the Option Agreement or determined by the Administrator.

(e) Termination for Cause.    If an Optionee’s Continuous Status as an Employee, Director or Consultant is terminated for Cause, then all Options (including any vested Options) held by Optionee shall immediately be terminated and cancelled.

(f) Disqualifying Dispositions of Incentive Stock Options.    If Common Stock acquired upon exercise of any Incentive Stock Option is disposed of in a disposition that, under Section 422 of the Code, disqualifies the holder from the application of Section 421(a) of the Code, the holder of the Common Stock immediately before the disposition will comply with any requirements imposed by the Company in order to enable the Company to secure the related income tax deduction to which it is entitled in such event.

12. Non-Transferability of Options.

(a) No Transfer.    An Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee. Notwithstanding the foregoing, to the extent that the Administrator so authorizes at the time a Nonqualified Stock Option is granted or amended, (i) such Option may be assigned pursuant to a qualified domestic relations order as defined by the Code, and exercised by the spouse or former spouse of the Optionee who obtained such Option pursuant to such qualified domestic relations order, or (ii) such Option may be assigned, in whole or in part, during the Optionee’s lifetime to one or more Family Members of the Optionee. Rights under the assigned portion may be exercised by the Family Member(s) who acquire a proprietary interest in such Option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the Option immediately before such assignment and shall be set forth in such documents issued to the assignee as the Administrator deems appropriate.

(b) Designation of Beneficiary.    An Optionee may file a written designation of a beneficiary who is to receive any Options that remain unexercised in the event of the Optionee’s death. If a participant is married and the designated beneficiary is not the spouse, spousal consent will be required for the designation to be effective. The Optionee may change such designation of beneficiary at any time by written notice to the Administrator, subject to the above spousal consent requirement.

(c) Effect of No Designation.    If an Optionee dies and there is no beneficiary validly designated and living at the time of the Optionee’s death, the Company will deliver such Optionee’s Options to the executor or administrator of his or her estate, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Options to the spouse or to any one or more dependents or relatives of the Optionee, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

(d) Death of Spouse or Dissolution of Marriage.    If an Optionee designates his or her spouse as beneficiary, that designation will be deemed automatically revoked if the Optionee’s marriage is later dissolved. Similarly, any designation of a beneficiary will be deemed automatically revoked upon the death of the beneficiary if the beneficiary predeceases the Optionee. Without limiting the generality of the preceding sentence, the interest in Options of a spouse of an Optionee who has predeceased the Optionee or (except as provided in Section 12(a) regarding qualified domestic relations orders) whose marriage has been dissolved will automatically pass to the Optionee, and will not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor will any such interest pass under the laws of intestate succession.

13. Stock Awards.

(a) Grant.    Subject to the express provisions and limitations of the Plan, the Administrator, in its sole and absolute discretion, may grant Stock Awards to Employees, Consultants or Directors for a number of shares of Common Stock on such terms and conditions and to such Employees, Consultants or Directors as it deems advisable and specifies in the respective grants. Subject to the limitations and restrictions set forth in the Plan, an Employee, Consultant or Director who has been granted an Option or Stock Award may, if otherwise eligible, be granted additional Options or Stock Awards if the Administrator shall so determine.

(b) Restrictions.    The Administrator, in its sole and absolute discretion, may impose restrictions in connection with any Stock Award, including without limitation, (i) imposing a restricted period during which all or a portion of the Common Stock subject to the Stock Award may not be sold, assigned, transferred, pledged or otherwise encumbered (the “Restricted Period”), (ii) providing for a vesting schedule with respect to such Common Stock such that if a Grantee ceases to be an Employee, Consultant or Director during the Restricted Period, some or all of the shares of Common Stock subject to the Stock Award shall be immediately forfeited and returned to the Company. The Administrator may, at any time, reduce or terminate the Restricted Period. Each certificate issued in respect of shares of Common Stock pursuant to a Stock Award which is subject to restrictions shall be registered in the name of the Grantee, shall be deposited by the Grantee with the Company together with a stock power endorsed in blank and shall bear an appropriate legend summarizing the restrictions imposed with respect to such shares of Common Stock.

(c) Rights As Shareholder.    Subject to the terms of any agreement governing a Stock Award, the Grantee of a Stock Award shall have all the rights of a shareholder with respect to the Common Stock issued pursuant to a Stock Award, including the right to vote such Shares only after Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) under a Stock Award; provided, however, that (i) dividends or distributions paid with respect to any such Shares which have been issued but which have not vested shall be deposited with the Company and shall be subject to forfeiture until the underlying Shares have vested unless otherwise provided by the Administrator in its sole discretion, and (ii) the Administrator shall specify whether dividends or dividend equivalent amounts shall be paid or accrued with respect to the Shares subject to any Stock Unit and may provide that such dividends are credited in the form of additional Stock Units subject to the same terms and conditions as the Stock Unit award. A Grantee shall not be entitled to interest with respect to the dividends or distributions so deposited.

14. Withholding Taxes.    The Company will have the right to take whatever steps the Administrator deems necessary or appropriate to comply with all applicable federal, state, local, and employment tax withholding requirements, and the Company’s obligations to deliver Shares upon the exercise of an Option or in connection with a Stock Award will be conditioned upon compliance with all such withholding tax requirements. Without limiting the generality of the foregoing, upon the exercise of an Option, the Company will have the right to withhold taxes from any other compensation or other amounts which it may owe to the Optionee, or to require the Optionee to pay to the Company the amount of any taxes which the Company may be required to withhold with respect to the Shares issued on such exercise. Without limiting the generality of the foregoing, the Administrator in its discretion may authorize the Grantee to satisfy all or part of any withholding tax liability by (a) having the Company withhold from the Shares which would otherwise be issued in connection with a Stock Award or on the exercise of an Option that number of Shares having a Fair Market Value, as of the date the withholding tax liability arises, equal to or less than the amount of the Company’s withholding tax liability, or (b) by delivering to the Company previously-owned and unencumbered Shares of the Common Stock having a Fair Market Value, as of the date the withholding tax liability arises, equal to or less than the amount of the Company’s withholding tax liability.

15. Adjustments Upon Changes in Capitalization, Dissolution, Merger or Asset Sale.

(a) Changes in Capitalization.    Subject to any required action by the shareholders of the Company, if the outstanding shares of Common Stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities of the Company or a successor entity, or for other property (including without limitation, cash), through reorganization, recapitalization, reclassification, stock combination, stock dividend, stock split, reverse stock split, spin off or other similar transaction, an appropriate and proportionate adjustment will be made in the maximum number and kind of shares as to which Options and Stock Awards may be granted under this Plan. A corresponding adjustment changing the number or kind of shares allocated to Stock Awards or unexercised Options which have been granted prior to any such change will likewise be made. Any such adjustment in the outstanding Options will be made without change in the aggregate purchase price applicable to the unexercised portion of the Options but with a corresponding adjustment in the price for each share or other unit of any security covered by the Option. Such adjustment will be made by the Administrator, whose determination in that respect will be final, binding, and conclusive.

Where an adjustment under this Section 15(a) is made to an Incentive Stock Option, the adjustment will be made in a manner which will not be considered a “modification” under the provisions of subsection 424(h)(3) of the Code.

(b) Dissolution or Liquidation.    In the event of the proposed dissolution or liquidation of the Company, to the extent that an Option had not been previously exercised or a Stock Award had not previously vested, it will terminate immediately prior to the consummation of such proposed dissolution or liquidation. In such instance, the Administrator may, in the exercise of its sole discretion, declare that any Stock Award shall become vested or any Option will terminate as of a date fixed by the Administrator and give each Optionee the right to exercise his or her Option as to all or any part of the Optioned Stock, including Shares as to which the Option would not otherwise be exercisable.

(c) Corporate Transaction.    Upon a Change of Control, the Administrator, may, in its sole discretion, do one or more of the following: (i) shorten the period during which Options are exercisable (provided they remain exercisable for at least 30 days after the date notice of such shortening is given to the Optionees); (ii) accelerate any vesting schedule to which an Option or Stock Award is subject; (iii) arrange to have the surviving or successor entity or any parent entity thereof assume the Stock Awards and the Options or grant replacement options with appropriate adjustments in the option prices and adjustments in the number and kind of securities issuable upon exercise or adjustments so that the Options or their replacements represent the right to purchase the shares of stock, securities or other property (including cash) as may be issuable or payable as a result of such transaction with respect to or in exchange for the number of Shares of Common Stock purchasable and receivable upon exercise of the Options had such exercise occurred in full prior to such transaction; or (iv) cancel Options or Stock Awards upon payment to the Optionees or Grantees in cash, with respect to each Option or Stock Award to the extent then exercisable or vested (including, if applicable, any Options or Stock Awards as to which the vesting schedule has been accelerated as contemplated in clause (ii) above), of an amount that is the equivalent of the excess of the Fair Market Value of the Common Stock (at the effective time of the merger, reorganization, sale or other event) over (in the case of Options) the exercise price of the Option. The Administrator may also provide for one or more of the foregoing alternatives in any particular Option Agreement or agreement governing a Stock Award

16. Date of Grant.    The date of grant of an Option or Stock Award will be, for all purposes, the date as of which the Administrator makes the determination granting such Option or Stock Award, or any other, later date determined by the Administrator and specified in the Option Agreement. Notice of the determination will be provided to each Grantee within a reasonable time after the date of grant.

17. Amendment and Termination of the Plan.

(a) Amendment and Termination.    The Board may at any time amend, alter or suspend or terminate the Plan.

(b) Shareholder Approval.    The Company will obtain shareholder approval of any Plan amendment that increases the number of Shares for which Options or Stock Awards may be granted, or to the extent necessary and desirable to comply with Section 422 of the Code (or any successor statute) or other Applicable Laws, or the requirements of any exchange or quotation system on which the Common Stock is listed or quoted. Such shareholder approval, if required, will be obtained in such a manner and to such a degree as is required by the Applicable Law or requirement.

(c) Effect of Amendment or Termination.    No amendment, alteration, suspension or termination of the Plan will impair the rights of a Grantee, unless mutually agreed otherwise between the Grantee and the Administrator. Any such agreement must be in writing and signed by the Grantee and the Company.

18. Conditions Upon Issuance of Shares.

(a) Legal Compliance.    Shares will not be issued in connection with a Stock Award or pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares will comply with all Applicable Laws, and will be further subject to the approval of counsel for the Company with respect to such compliance. Any securities delivered under the Plan will be subject to such restrictions, and the person acquiring such securities will, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all Applicable Laws. To the extent permitted by Applicable Laws, the Plan and Options and Stock Awards granted hereunder will be deemed amended to the extent necessary to conform to such laws, rules and regulations.

(b) Investment Representation.    As a condition to the exercise of an Option or grant of a Stock Award, the Company may require the person exercising such Option or receiving such Stock Award to represent and warrant at the time of any such exercise or receipt that the Shares are being acquired only for investment and without any present intention to sell, transfer, or distribute such Shares.

19. Liability of Company.

(a) Inability to Obtain Authority.    If the Company cannot, by the exercise of commercially reasonable efforts, obtain authority from any regulatory body having jurisdiction for the sale of any Shares under this Plan, and such authority is deemed by the Company’s counsel to be necessary to the lawful issuance of those Shares, the Company will be relieved of any liability for failing to issue or sell those Shares.

(b) Grants Exceeding Allotted Shares.    If the Optioned Stock covered by an Option or Shares subject to a Stock Award exceed, as of the date of grant, the number of Shares which may be issued under the Plan without additional shareholder approval, that Option or Stock Award will be contingent with respect to such excess Shares, unless and until shareholder approval of an amendment sufficiently increasing the number of Shares subject to this Plan is timely obtained in accordance with Section 17(b).

(c) Rights of Participants and Beneficiaries.    The Company will pay all amounts payable under this Plan only to the Grantee, or beneficiaries entitled thereto pursuant to this Plan. The Company will not be liable for the debts, contracts, or engagements of any Grantee or his or her beneficiaries, and rights to cash payments under this Plan may not be taken in execution by attachment or garnishment, or by any other legal or equitable proceeding while in the hands of the Company.

20. Reservation of Shares.    The Company will at all times reserve and keep available for issuance a number of Shares sufficient to satisfy this Plan’s requirements during its term.

21. Shareholder Approval.    Continuance of this Plan will be subject to approval by the shareholders of the Company within 12 months before or after the date of its adoption. Such shareholder approval will be obtained in the manner and to the degree required under Applicable Laws. Options or Stock Awards may be granted but Options may not be exercised prior to shareholder approval of the Plan. If any Options or Stock Awards are so granted and shareholder approval is not obtained within 12 months of the date of adoption of this Plan by the Board, those Options or Stock Awards will terminate retroactively as of the date they were granted.

22. Legending Stock Certificates.    In order to enforce any restrictions imposed upon Common Stock issued in connection with a Stock Award or upon exercise of an Option granted under this Plan or to which such Common Stock may be subject, the Administrator may cause a legend or legends to be placed on any certificates representing such Common Stock, which legend or legends will make appropriate reference to such restrictions, including, but not limited to, a restriction against sale of such Common Stock for any period of time as may be required by Applicable Laws. Additionally, and not by way of limitation, the Administrator may impose such restrictions on any Common Stock issued pursuant to the Plan as it may deem advisable.

23. No Employment Rights.    Neither this Plan nor any Option or Stock Award will confer upon a Grantee any right with respect to continuing the Grantee’s employment or consulting relationship with the Company, or continuing service as a Director, nor will they interfere in any way with the Grantee’s right or the Company’s right to terminate such employment or consulting relationship or directorship at any time, with or without cause.

24. Governing Law.    The Plan will be governed by, and construed in accordance with the laws of the State of Nevada (without giving effect to conflicts of law principles).

WYNN RESORTS, LIMITED

Proxy For Annual Meeting Of Stockholders

To Be Held On May 17, 2011

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned stockholder of Wynn Resorts, Limited, a Nevada corporation (the “Company”), hereby appoints Stephen A. Wynn, Kim Sinatra or Kevin Tourek, and each of them, as proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Stockholders of the Company to be held on May 17, 2011 at 3:30 p.m., local time, at Wynn Macau, Rua Cidade de Sintra, NAPE, Macau SAR and at any adjournment(s) or postponement(s) thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such Annual Meeting and otherwise to represent the undersigned at the Annual Meeting, with the same effect as if the undersigned were present. The undersigned instructs such proxies or their substitutes to act on the following matters as specified by the undersigned, and to vote in such manner as they may determine on any other matters that may properly come before the Annual Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement and revokes any proxy previously given with respect to such shares.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” ALL NOMINEES LISTED ON PROPOSAL NO. 1, “FOR” PROPOSAL NOS. 2, 4, AND 5, “AGAINST” PROPOSAL NO. 6, WILL NOT BE VOTED ON PROPOSAL NO. 3 AND WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTER AT THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

(Continued and to be signed on reverse side)

FOLD AND DETACH HERE

WYNN RESORTS, LIMITED

PLEASE VOTE, DATE AND SIGN, AND RETURN PROMPTLY

IN THE ENCLOSED ENVELOPE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES LISTED BELOW:

1.	To elect the following four Class II directors to serve as such until the 2014 Annual Meeting of Stockholders and until their successors are elected and qualified, or until such director’s earlier death, resignation or removal;

Nominees:	Russell Goldsmith
Robert J. Miller
Kazuo Okada
Allan Zeman

☐  FOR ALL NOMINEES            ☐  WITHHOLD AS TO ALL NOMINEES

☐  FOR ALL NOMINEES(S) (Except as written below)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSAL:

2.	To approve the advisory resolution on executive compensation;

☐  FOR            ☐   AGAINST            ☐  ABSTAIN

THE BOARD OF DIRECTORS DOES NOT MAKE A RECOMMENDATION ON THE FOLLOWING PROPOSAL:

3.	Advisory vote on the frequency of future advisory votes on executive compensation;

☐  3  YEARS             ☐  2  YEARS            ☐  1  YEAR             ☐  ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSAL:

4.	To approve an amendment to the 2002 Stock Incentive Plan;

☐  FOR            ☐   AGAINST            ☐  ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSAL:

5.	To ratify the Audit Committee’s appointment of Ernst & Young, LLP as the independent auditors for the Company and all of its subsidiaries for 2011;

☐  FOR            ☐  AGAINST            ☐  ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE FOLLOWING PROPOSAL:

6.	To vote on a stockholder proposal regarding a director election majority vote standard; and

☐  FOR            ☐   AGAINST            ☐  ABSTAIN

7.	To consider and transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

☐   CHECK HERE IF YOU PLAN TO ATTEND THE ANNUAL MEETING

Sign, date and return the proxy card promptly using the enclosed envelope.

Signature	Signature if held jointly

Dated                     , 2011

Please sign exactly as your name appears hereon and date. If the shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee, guardian or as an officer, signing for a corporation or other entity, please give full title under signature.